Form 10-K, Exhibit 13
period 1994-09-30
BALLARD MEDICAL PRODUCTS
filed 1994-12-22
CIK 723534

EXHIBIT 13

                BALLARD MEDICAL PRODUCTS

                     ANNUAL REPORT

                          1994


                   ABOUT THE COMPANY

         Ballard Medical  Products ("Ballard")  is  a
   manufacturer and  marketer of  specialized,  niche
   medical  products.  Our  strategy for  guiding the
   Company's  continuing   growth  incorporates  four
   directives:

               -     Developing  innovative  products
                     through  internal  research  and
                     development      and     through
                     acquisitions.

               -     Maintaining the  highest quality
                     possible on products.

               -     Increasing sales  through a top-
                     notch  sales force,  and through
                     expansion  in  the international
                     marketplace.

               -     Reducing      costs      through
                     production efficiencies.

         Ballard has three wholly-owned subsidiaries,
   MEDICAL  INNOVATIONS CORPORATION  ("MIC"), BALLARD
   REAL  ESTATE HOLDINGS, INC.  ("BREH"), and BALLARD
   INTERNATIONAL,  INC.  ("BI").   Code  Blue Medical
   Corporation ("Code  Blue"), a  former  subsidiary,
   was  merged into  Ballard Medical  Products during
   the fiscal  year ended  September 30, 1993  and no
   longer  exists as a separate entity.   (As used in
   this report, the term "the Company" refers to Ballard Medical Products and its subsidiaries.)

         The  Company's  headquarters  and  principal
   manufacturing plant are  located in Draper,  Utah,
   where   we  completed   our  $3.2   million  plant
   expansion and remodelling during fiscal year 1994, increasing the total Draper plant size to 276,000 sq.ft. MIC's manufacturing facility is located in Milpitas, California.

         Our products are sold in 32 countries, and the customers purchasing our products include more than  10,300  hospitals  and  other  medical  care
   facilities  world-wide.   At  September 30,  1994,
   Ballard and  its  subsidiaries employed  over  600
   people in six countries.

         The Company's common stock is traded on the New York Stock Exchange under the symbol BMP.

                     1994 IN REVIEW

         Fiscal  year 1994  was a difficult  year for
   the Company in some  respects.  But we believe the
   Company is back  on track and hope to return  to a
   pattern  of renewed  sales growth  in fiscal  year
   1995  and  future  years.   In  August,  1994,  we
   announced that the  Company was restructuring  its
   distribution system to adjust to changes occurring
   in  the hospital industry.   In many  areas of the
   United States, the Company has been in the process
   of  shifting  from  specialty dealers  to  larger,
   general  line dealers while  hospitals move toward
   prime   vendors   and   "just-in-time"   inventory
   delivery systems.   In other  areas, general  line
   dealers  are  being  added  to   specialty  dealer
   distribution.   These changes result in a one-time
   deferral  by  each  new  dealer  in orders,  while
   specialty    dealers    delete   their    existing
   inventories.    This  distribution  restructuring,
   along with other factors,  such as the significant
   expansion and restructuring of the Company's sales
   force, price cutting  to meet competition,  delays
   in receiving  certain FDA approvals,  increases in
   hospital  group  purchasing  alliances,   and  the
   specter of health care reforms throughout most of the year, resulted in relatively flat sales and lower profits in fiscal year 1994.

         Net  sales of  Ballard and  its subsidiaries
   for its fiscal year ending September 30, 1994 were
   $65,062,801,  compared  to  $64,849,837 in  fiscal
   year  1993.    The   Company  had  net  income  of
   $14,777,145  ($16,180,377   after  the  cumulative
   effect of the change in accounting for income taxes of $1,403,232 required by FASB 109), for fiscal year 1994, compared to $18,540,009 for fiscal year 1993. Earnings per share for the year were $.54, compared to $.68 for fiscal year 1993.
   Although earnings were down from the previous year, our net income for the year remained very strong, at 22.7% of net sales.

         During fiscal year 1994, sales of MIC's enteral feeding tubes increased by more than 200% over 1993, and international sales of all Company

   products  grew by  22%.   We  have  stabilized and
   increased the  size of  our sales force  and sales
   management team,  and  we expect  this  impressive
   sales  team  to produce  improved  results.   With
   strong  earnings,  over   $57  million  in  liquid
   assets,  $90 million  in stockholders'  equity, no
   long-term    debt,    and    continuing    product
   development, we are optimistic about the future of the Company and our shareholders' investment.

                      NEW PRODUCTS

         During  fiscal   year  1994,   the   Company
   released a number of new products, including the following:

         The NEONATAL  "Y" TRACH CARE  catheter is an
   improved  suction catheter, engineered  for use on
   sophisticated neonatal ventilators.  It provides a
   side  stream  catheter  approach, which  not  only
   gives  greater  patient   flexibility,  but   also
   couples  closed   suction  with   high   frequency
   oscillators, high frequency jet ventilators, and volume and physiologic monitors.

         The  TRACH  CARE DOUBLE  SWIVEL  ELBOW  is a
   calibrated  closed suction catheter  which has low
   dead  space, provides  more  patient  comfort  and
   flexibility,  and  gives  the clinician  a  better
   "feel" for  the catheter inside  the new  envelope
   material.    Sales of  the  Neonatal  "Y" and  the
   Double Swivel Elbow are brisk and are exceeding our expectations.

         The   MIC   PEG   (percutaneous   endoscopic
   gastrostomy)  catheter  line  is  a  new, traction
   removable,  enteral feeding  catheter.   Since the
   introduction  of the  new PEG  in  February, 1994,
   sales have increased significantly over comparable
   1993 PEG sales.   The MIC PEG's distinct advantage
   is that the physician can remove the MIC PEG without a second endoscopic procedure.

         The MIC-KEY Skin  Level Gastrostomy  Feeding
   Kit  was  re-released  in  December,  1993,  after
   having been  off the market for  approximately six
   months  (while   awaiting  FDA  approval   of  our
   510(k)).     This  kit   contains  a  skin   level
   gastrostomy tube that can  be placed by  surgeons,
   RNs, or trained care  givers in alternate care and
   home  settings.    Home  care  eliminates  costly,
   inconvenient  trips  back   to  the  hospital   or
   physician for a tube change. The MIC-KEY is the gastrostomy tube of choice for the pediatric


   patient,   because   of   its   unique   aesthetic
   appearance and its ease of insertion and  removal.
   Physicians  have told  us  that  the MIC-KEY  tube
   "treats" the whole family.   A new stoma measuring
   device, used in conjunction with the MIC-KEY, was successfully introduced in August, 1994.

         The MIC TRANSGASTRIC JEJUNAL  TUBE (released
   in November, 1994) allows for simultaneous gastric
   decompression and  jejunal feeding.   The TGJ TUBE
   is  very  easy to  place.    Its design  minimizes
   jejunal dislodgement and tube clogging experienced
   with  competitive tubes  on the  market.   The TGJ
   TUBE is placed surgically, endoscopically, or fluoroscopically.

         FOAM CARE Lotion Soap  is a mild lotion soap
   with collagen and aloe.   The market acceptance of
   this product has been very favorable. The Company also released a medicated version of this lotion soap.

         HMEs (heat and moisture exchangers) have been offered by the Company since December, 1993.
   The  HMEs  (manufactured  for  Ballard  by  Gambro
   Engstrom) provide a means of humidifying the patient's airways during ventilation and are sold with our TRACH CARE catheter.

                  CONTINUING PRODUCTS

         The Company's strong commitment  to research
   and  development  and  product   enhancements  has
   enabled  the Company  to continue  to be  a strong
   player  in certain domestic  markets, such  as the
   closed  suctioning market and  the chronic enteral
   feeding market.   In  addition to the  new product
   releases described earlier, the Company continues to sell the following principal products:

   TRACH CARE

         The TRACH CARE  closed endotracheal  suction
   catheter  system  continues  to be  the  Company's
   flagship product  in the  intensive  care/critical
   care arena.  It enables patients with endotracheal
   tubes,  on  ventilators,  to  have  their  airways
   suctioned  while  maintaining ventilator  support,
   thus   improving  patient  care.    Further,  this
   product  reduces   infection  risks  due   to  its
   "closed"  design,  keeping  both  users   and  the
   environment   from   contaminating   the   suction
   catheter and from being contaminated.


         The TRACH CARE system is available in sizes,
   from  adult to  neonatal,  as well  as  in several
   variations such as WET PAK and DOUBLE LUMEN.  This
   family   of  products  also  includes  a  line  of
   accessories used to complement TRACH CARE such as METERED DOSE INHALER adapters, BALLARD UNIT DOSE,
   START KIT, etc. These accessories are designed to allow TRACH CARE to be used, among other things, as a drug delivery system or to adapt it to specific patient needs.

         The  SAFETY  DRAIN  closed   drain  provides
   clinicians  with  a  way to  empty  the ventilator
   circuit of condensate without  opening it.   Users
   are thereby able to complete the closed system started with TRACH CARE, thus providing additional safety for both clinician and patient.

   FOAM CARE

         FOAM CARE foamers and solutions are designed for use throughout the hospital and are the Company's principal product in the operating room.
   FOAM CARE is one of our franchise products, affording us unique opportunities in the operating room, and providing additional avenues for the sale of MIC products. FOAM CARE foamers utilize a unique, patented, foaming device that turns the soap solution into rich foam lather.

         FOAM CARE products provide users with cost savings when compared to common liquid soaps.
   FOAM CARE products are gentle on the hands and, in the operating room, are complemented by our DOUBLE
   SCRUB brush, a soft-on-the-hands surgical scrub brush.

   MIC PRODUCTS

         The  chronic  enteral   feeding  market   is
   experiencing rapid  growth due  to the greying  of
   America, which  is  creating an  older  population
   base.    There  is   also  an  emerging  physician
   consensus  that  early   post  operative   enteral
   support benefits the high risk surgical patient by
   decreasing    septic    morbidity,     maintaining
   immunocompetence, and improving wound  healing and
   recovery  time.    MIC's full  range  of specialty
   feeding tubes firmly places the Company in a position to take advantage of the growing enteral feeding market.

         The MIC  GASTROSTOMY TUBE is the  first tube
   specifically   designed    for   the   gastrostomy


   procedure.  The MIC GASTROSTOMY TUBE can be placed
   by surgeons,  gastro-enterologists, interventional
   radiologists and replaced by  qualified registered
   nurses  at bedside  in the  hospital, and  in home
   care  and  alternate care  settings.    The unique
   design  of  the MIC  GASTROSTOMY  TUBE  becomes  a
   problem  solver for the  physician and  other care
   givers.    The   MIC  GASTROSTOMY  TUBE  virtually
   eliminates inadvertent tube dislodgement, controls gastric leakage, and is provided in several sizes and versions, to accommodate a wide range of patient needs.

         The MIC  JEJUNAL TUBE is a  large bore, easy
   to  place tube  for  direct  jejunal feeding  when
   bypassing the  stomach  is  indicated.    The  MIC
   JEJUNAL   TUBE   can    be   placed    surgically,
   endoscopically or under fluoroscopy.

         The  MIC JEJUNOSTOMY  TUBE  is a  surgically
   placed  tube  that  accommodates   liquid  enteral
   formulas delivered into the small intestine. Its design minimizes irritation and increases patient comfort.

         The MIC BOWEL MANAGEMENT KIT  is designed to
   control  fecal  incontinence, provide  predictable
   bowel    management,     and    promote    patient
   independence.

   OTHER

         The  EASI-LAV  gastric  lavage  system  is a
   closed gastric lavage system.  It is used to clean
   out  the stomach  in over-dose  patients or  those
   with  gastric  bleeding.    It  makes  the  lavage
   process cleaner, faster  and more effective  while
   providing additional clinician  protection.   This
   product is used in the hospital emergency room and gastrointestinal labs.

         The CHAR FLO activated charcoal system  is a
   unique charcoal delivery  system designed for  use
   with  our EASI-LAV  system in  over-dose patients.
   It    enables    faster,    more   accurate    and
   environmentally clean charcoal delivery.

         The SAFETY SHIELD  mask is a surgical  grade
   mask  which  includes  a  plastic  shield  for eye
   protection.  This  product's design provides users
   with complete facial splash protection, while also
   providing  excellent  filtration  characteristics.
   It  is   available  in  various  styles   for  use
   everywhere in the hospital.


         The BAL CATH catheter product is designed to
   obtain broncho alveolar lavage samples for use  in
   the  diagnosis  of  nosocomial  and  opportunistic
   respiratory   infections.    Because  it  is  used
   without a bronchoscope, it is much more cost effective for the hospital.

                  CAPITAL EXPENDITURES

         In addition to our major plant expansion and remodelling during the 1994 fiscal year, Ballard also completed construction of its liquid vial manufacturing area in March, 1994, giving us the ability to manufacture our own sterile water and saline solutions. This installation will provide significant manufacturing cost savings to the Company.

         The Company  expended approximately $750,000
   at MIC throughout the year, in our ongoing efforts
   to   more  fully   automate  its     manufacturing
   processes and reduce  manufacturing costs.   These
   expenditures  included expansion  and improvements
   to in-house molding and balloon manufacturing, and
   general   improvements    in   the   manufacturing
   operation.   We  estimate that  these expenditures
   will significantly reduce manufacturing costs for MIC's products.

         We are in the process of installing a new computer system at Ballard, which will allow us to better manage the entire business, from order entry through inventory control. The Company also expanded its already formidable engineering and research and development departments in fiscal year 1994, with additional equipment and personnel needed, to maintain our speed and efficiency in bringing new products to the marketplace.

                   MANAGEMENT CHANGES

         Several   key   changes   occurred  in   the
   Company's executive management during  fiscal year
   1994.   In  December,  1993, Kent  W.  Cherrey was
   promoted to Director of  Domestic Sales.  In June,
   1994, Harold ("Butch") R. Wolcott was appointed by
   the  Board  as  Executive  Vice  President of  the
   Company.   He also  continues to serve  as General
   Manager.   In  August, 1994,  the Board  appointed
   Bradford D. Bell to the position of Vice President
   of  Sales and  Marketing.   In this  newly created
   position,   Mr.   Bell   oversees   domestic   and
   international   sales,  marketing,   and  customer
   service.



         We  believe  that   these  promotions   will
   consolidate    and   strengthen    the   Company's
   management   for   the    future   and    increase
   coordination and cooperation among departments.

                   FOREIGN OPERATIONS

         The  following table  sets forth  the dollar
   amount of  sales  by the  Company  internationally
   during  the last  three fiscal  years.   All sales
   shown  are  denominated in  U.S.  dollars and  all
   payments are received in U.S. dollars.  No foreign
   currency is  received by the Company.   The amount
   of export sales to unaffiliated customers does not exceed 10% of the Company's domestic consolidated net sales.


        FISCAL YEAR                    INTERNATIONAL
                                               SALES

          9/30/94                         $4,672,611

          9/30/93                          3,825,172

          9/30/92                          3,517,329


                      COMMON STOCK

   TRADING

         The  Company's common stock  has been traded
   on  the  New York  Stock  Exchange ("NYSE")  since
   September  9,  1993.    Prior to  that  date,  the
   Company's stock traded in the National Association of Securities Dealers Automated Quotation Service
   ("NASDAQ") National Market System. The following table sets forth, for the respective periods indicated, the prices of the Company's common stock in the over-the-counter market, based upon interdealer prices, without retail mark-up, mark-down, or commissions (which do not represent actual transactions), as reported and summarized by the NYSE for fiscal year 1994 and NASDAQ for fiscal year 1993:


                                  FISCAL YEAR 1994        FISCAL YEAR 1993
    QUARTER                        HIGH          LOW        HIGH          LOW


    First Quarter                18 3/8       11 1/4    24 15/16      19 5/16
    Second Quarter               15 1/4       12 1/2      22 7/8       11 3/4



    Third Quarter                13 7/8        9 1/8      17 1/2       11 1/2
    Fourth Quarter               11 1/8        8 1/2      17 3/4       13 3/4


   Note that the prices shown in the above table have
   been modified to  give retroactive  effect to  the
   February, 1993 stock split.  On November 23, 1994,
   the  closing  quotation for  the  Company's Common
   Stock, as reported by the WALL STREET JOURNAL, was
   10 high and 9 3/4  low.  As of November 23,  1994,
   there  were  approximately 14,600  holders  of the
   Company's Common  Stock (based upon the  number of
   record    holders    and   including    individual
   participants in security position listings).

   DIVIDENDS

         The  Company  has  paid the  following  cash
   dividends  during the two most recent fiscal years
   (these   figures  have   been  adjusted   to  give
   retroactive  effect  to   the  January,  1992  and
   February, 1993 stock splits):

                                                             DIVIDEND
         RECORD DATE               PAYMENT DATE              PER SHARE


         December 2, 1992          December 21, 1992         $.0375

         December 2, 1993          December 21, 1993          .0497


                  FINANCIAL HIGHLIGHTS

   SELECTED CONSOLIDATED FINANCIAL DATA

                        1994          1993         1992          1991         1990


    Net Sales    $65,062,801   $64,849,837  $49,787,199   $38,297,843  $29,151,103

    Other
    Income,        3,519,587     3,716,649    2,492,363     1,317,908    1,894,409
    Net

    Net Income    16,180,377    18,540,009   13,464,291     7,824,274    5,718,154

    Net Income
    Per Common
    Share                .60           .68          .49           .30          .23

    Total Assets  92,639,225    80,291,809   58,801,704    37,509,132   24,962,052

    Cash
    Dividends
    Declared
    Per Share           None         .0497        .0375         .0300        .0233


         All   per   share    income   and   dividend
   information has been  adjusted to  give effect  to
   stock   splits   which   have   occurred.      The
   consolidated financial data shown above includes the accounts of Ballard Medical Products and its wholly-owned subsidiaries, MIC, BI, and BREH. The consolidated financial data for 1993 includes the accounts of MIC as of February 26, 1993, its date of acquisition. The subsidiary accounts of BI and BREH did not materially affect the consolidated financial data shown above.

   SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA
   (UNAUDITED)


    FISCAL YEAR 1994
    QUARTERS ENDED:          9/30/94      6/30/94       3/31/94     12/31/93


    Net Sales            $12,534,754  $18,445,692   $18,047,000  $16,035,355

    Gross Margin           7,099,945   12,626,642    12,898,597   11,186,038

    Income Before
    Cumulative Effect
    of Change in
    Accounting for
    Income Taxes           1,287,145    4,338,014     4,860,000    4,291,986

    Cumulative Effect
    of Change in
    Accounting for
    Income Taxes                                                   1,403,232

    Net Income             1,287,145    4,338,014     4,860,000    5,695,218

    Per Common Share:
    Income Before
    Cumulative Effect          0.047        0.160         0.178        0.158
    of Accounting
    Change

    Cumulative Effect
    of Accounting                                                      0.052
    Change

    Net Income                 0.047        0.160         0.178        0.210


    FISCAL YEAR 1993
    QUARTERS ENDED:          9/30/93      6/30/93       3/31/93     12/31/92


    Net Sales            $17,128,947  $16,681,105   $16,287,999  $14,751,786


    Gross Margin          12,108,694   11,901,544    11,631,531    9,888,173

    Net Income             5,011,673    4,795,118     4,615,398    4,117,820

    Net Income Per
    Common Share               0.183        0.175         0.168        0.150


         The   quarterly   data  for   the   quarters
   beginning   3/31/93  includes   the   accounts  of
   Ballard's  subsidiary,  MIC,  which  was  acquired
   February 26, 1993.


              INDEPENDENT AUDITORS' REPORT

   To the Board of Directors and Stockholders of Ballard Medical Products:

         We    have    audited    the    accompanying
   consolidated  balance  sheets of  Ballard  Medical
   Products and subsidiaries as of September 30, 1994
   and 1993, and the related  consolidated statements
   of  operations,  stockholders'  equity,  and  cash
   flows for  each of the  three years in  the period
   ended   September  30,  1994.     These  financial
   statements are the responsibility of the Company's
   management.   Our responsibility is  to express an
   opinion on these financial statements based on our audits.

         We  conducted our audits  in accordance with
   generally  accepted  auditing  standards.    Those
   standards  require  that we  plan and  perform the
   audit to obtain reasonable assurance about whether
   the  financial statements  are  free  of  material
   misstatement.  An  audit includes examining,  on a
   test  basis, evidence  supporting the  amounts and
   disclosures in the financial statements.  An audit
   also includes assessing  the accounting principles
   used and significant estimates made by management,
   as   well  as  evaluating  the  overall  financial


   statement  presentation.    We  believe  that  our
   audits provide a reasonable basis for our opinion.

         In our opinion,  such consolidated financial
   statements   present  fairly,   in   all  material
   respects,  the   financial  position   of  Ballard
   Medical  Products and subsidiaries as of September
   30,  1994 and  1993,  and the  results   of  their
   operations and their cash flows for each of the three years in the period ended September 30, 1994 in conformity with generally accepted accounting principles.

         As  discussed  in  Notes  1  and  4  to  the
   consolidated  financial  statements,  the  Company
   changed its method of accounting for income taxes,
   effective  October   1,  1993,  to   conform  with
   Statement  of Financial  Accounting  Standards No.
   109.

                           Deloitte & Touche LLP
                           Salt Lake City, Utah
                           November 11, 1994


   BALLARD MEDICAL PRODUCTS AND SUBSIDIARIES

   CONSOLIDATED STATEMENTS OF OPERATIONS
   FOR THE YEARS ENDED  SEPTEMBER 30, 1994, 1993, AND
   1992

                                            1994          1993          1992


    NET SALES (Notes 1 and 10)       $65,062,801   $64,849,837   $49,787,199

    COST OF PRODUCTS SOLD             21,251,579    19,319,895    15,714,717

    GROSS MARGIN                      43,811,222    45,529,942    34,072,482

    OPERATING EXPENSES:
         Selling, general, and
         administrative
         (Notes 6 and 8)              21,063,809    17,669,488    12,941,933

         Research and development      1,638,475     1,345,052     1,047,048

         Royalties (Note 6)            1,404,681     1,401,542     1,113,577

         Total operating expenses     24,106,965    20,416,082    15,102,558

    OPERATING INCOME                  19,704,257    25,113,860    18,969,924

    OTHER INCOME (EXPENSE):
         Interest income                 772,645     1,580,872     1,030,887


         Royalty income                2,204,347     1,693,354     1,531,734

         Other                           542,594       442,423       (70,258)

         Total other income - net      3,519,586     3,716,649     2,492,363

    INCOME BEFORE INCOME TAX
    EXPENSE                           23,223,843    28,830,509    21,462,287

    INCOME TAX EXPENSE (Notes 1
    and 4)                             8,446,698    10,290,500     7,997,996

    INCOME BEFORE CUMULATIVE
    EFFECT OF CHANGE IN ACCOUNTING
    PRINCIPLE                         14,777,145    18,540,009    13,464,291

    CUMULATIVE EFFECT OF CHANGE IN
    ACCOUNTING PRINCIPLE (Notes 1
    and 4)                             1,403,232

    NET INCOME                       $16,180,377   $18,540,009   $13,464,291

    INCOME PER SHARE BEFORE
    CUMULATIVE EFFECT OF CHANGE IN
    ACCOUNTING PRINCIPLE (Note 1):

         Common and common
         equivalent share                  $0.55         $0.68         $0.49

         Common share assuming
         full dilution                     $0.54         $0.68         $0.48


    CUMULATIVE EFFECT OF CHANGE IN
    ACCOUNTING PRINCIPLE PER SHARE
    (Note 1):
         Common and common
         equivalent share                  $0.05

         Common share assuming
         full dilution                     $0.05

    NET INCOME PER SHARE (Note 1):

         Common and common
         equivalent share                  $0.60         $0.68         $0.49

         Common share assuming
         full dilution                     $0.59         $0.68         $0.48

    WEIGHTED AVERAGE NUMBER OF
    SHARES OUTSTANDING (Note 1):

         Common and common
         equivalent share             27,132,813    27,335,316    27,253,192

         Common share assuming
         full dilution                27,223,975    27,362,087    28,027,135

   See notes to consolidated financial statement.


   BALLARD MEDICAL PRODUCTS AND SUBSIDIARIES

   CONSOLIDATED BALANCE SHEETS
   SEPTEMBER 30, 1994 AND 1993


    ASSETS                                             1994            1993


    CURRENT ASSETS:

    Cash and short-term investments (Notes 1
    and 2)                                       $31,440,367    $23,185,955

    Accounts receivable - trade (less allowance
    for doubtful accounts:  1994 - $200,000,
    1993 - $242,747; and allowance for sales
    returns:  1994 - $200,000, 1993 - $122,000)  13,505,173      16,443,406

    Other receivables                             1,723,637         965,728

    Inventories (Note 1):
         Raw materials                            3,231,757       2,986,603

         Work-in-process                          2,088,350       1,216,610

         Finished goods                           4,353,529       3,416,946

    Deferred income taxes (Notes 1 and 4)           407,405         435,250

    Income tax refund receivable
    (Notes 1 and 4)                               2,347,031       3,276,628

    Prepaid expenses                                690,143         259,330

          Total current assets                   59,787,392      52,186,456

    PROPERTY AND EQUIPMENT (Notes 1 and 6):

         Land                                     1,849,511       2,024,511

         Buildings                               11,912,302       8,191,067

         Molds                                    2,044,983       1,799,140

         Machinery and equipment                  7,401,870       5,577,615

         Vehicles                                   441,135         516,881

         Furniture and fixtures                   1,067,148         846,306

         Leasehold improvements                      71,118          50,260

         Construction in progress                   729,922       1,165,623

              Total                              25,517,989      20,171,403

         Less accumulated depreciation           (4,514,129)     (3,762,266)

              Property and equipment - net       21,003,860      16,409,137

    INTANGIBLE ASSETS (less accumulated
    amortization:  1994 - $1,577,991; 1993 -
    $726,439) (Notes 1 and 9)                    11,568,397      11,673,092

    OTHER ASSETS                                     20,624          23,124


    DEFERRED INCOME TAXES (Notes 1 and 4)           258,952

    TOTAL                                        $92,639,225    $80,291,809


   See notes to consolidated financial statements.

   BALLARD MEDICAL PRODUCTS AND SUBSIDIARIES

   CONSOLIDATED BALANCE SHEETS
   SEPTEMBER 30, 1994 AND 1993


    LIABILITIES AND STOCKHOLDERS' EQUITY               1994            1993


    CURRENT LIABILITIES:
         Accounts payable                          $228,749      $1,808,625

         Accrued liabilities:
         Employee compensation (Note 8)           1,114,092       1,866,909
         Income taxes payable
         (Notes 1 and 4)                                          2,307,238

         Royalties (Note 6)                         370,579         353,898

         Other                                      492,306       1,144,678

              Total current liabilities           2,205,726       7,481,348

    DEFERRED INCOME TAXES (Notes 1 and 4)                           344,000

              Total liabilities                   2,205,726       7,825,348

    COMMITMENTS AND CONTINGENT LIABILITIES
    (Notes 6 and 9)

    STOCKHOLDERS' EQUITY
    (Notes 5, 9, and 11):
    Common stock - $.10 par value;
    75,000,000 shares authorized;
    issued and outstanding:
         1994 - 26,455,862 shares,
         1993 - 26,114,250 shares                 2,645,586       2,611,425

         Additional paid-in capital              28,291,261      24,983,195


         Retained earnings                       59,496,652      44,871,841

              Total stockholders' equity         90,433,499      72,466,461

    TOTAL                                       $92,639,225     $80,291,809

   See notes to consolidated financial statements.


   BALLARD MEDICAL PRODUCTS AND SUBSIDIARIES
   CONSOLIDATED STATEMENTS OF CASH FLOWS
   FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1993, AND 1992


                                            1994          1993           1992


    CASH FLOWS FROM OPERATING
    ACTIVITIES:

    Net income                      $16,180,377   $18,540,009    $13,464,291
    Adjustments to reconcile net
    income to net cash provided
    by operating activities:

    Depreciation and amortization     2,477,007     1,622,200        830,445

    Amortization of noncompete
    covenant                                          134,506        403,517

    Loss on disposal of property        110,479       108,752

    Tax benefit from
    disqualifying
    dispositions of incentive
    stock options                     1,796,546     2,908,205      6,719,112

    Provision for losses on
    accounts receivable - trade
    and sales returns                   200,000       217,000         72,716

    Cumulative effect of change
    in accounting principle (Note
    1)                               (1,403,232)

    Deferred income taxes               828,489      (146,552)       (22,780)

    Changes in operating assets
    and liabilities - net of
    effects from purchase of MIC
    in 1993 (Note 9):

    Accounts receivable - trade       2,738,233    (8,372,887)    (3,133,138)


    Other receivables                  (757,909)     (341,571)      (429,558)

    Inventories                      (2,053,477)   (2,782,180)    (1,195,027)

    Income tax refund receivable        929,232     1,714,055     (4,990,683)

    Prepaid expenses                   (430,813)     (184,605)        22,248

    Accounts payable                 (1,579,876)      310,274        101,452

    Accrued liabilities              (3,695,745)      805,676       (419,029)

    Adjustment to conform
    year-end of pooled company                                       251,306

         Total adjustments             (841,066)   (4,007,127)    (1,789,419)

         Net cash provided by
         operating activities        15,339,311    14,532,882     11,674,872

    CASH FLOWS FROM INVESTING
    ACTIVITIES:

    Capital expenditures for
    property and equipment           (6,335,228)   (3,998,999)    (5,273,450)
    Proceeds from sales of
    property and equipment                5,899        21,110

    Purchases of short-term
    investments                     (29,744,216)  (11,055,383)   (38,493,400)

    Proceeds from maturities of
    short-term investments           20,485,633     26,395,918     32,255,970

    Purchases of intangible
    assets (Note 9)                    (245,685)

    Payments for purchase of MIC,
    net of cash acquired               (500,000)  (11,901,055)

       Net cash used in investing
       activities                   (16,333,597)     (538,409)   (11,510,880)




    CASH FLOWS FROM FINANCING
    ACTIVITIES:

    Principal payments on long-
    term product rights
    obligation                                                      (120,848)

    Cash dividends paid              (1,314,485)     (980,187)      (759,169)

    Proceeds from issuance of
    common stock and exercise of
    options                           1,547,681     2,294,493      1,757,610

    Purchase of treasury stock         (243,081)   (4,655,375)

       Net cash provided by
       (used in) financing
       activities                        (9,885)   (3,341,069)       877,593

    NET INCREASE (DECREASE) IN
    CASH AND CASH EQUIVALENTS        (1,004,171)   10,653,404      1,041,585
    CASH AND CASH EQUIVALENTS,
    BEGINNING OF YEAR                16,113,853     5,460,449      4,418,864

    CASH AND CASH EQUIVALENTS,
    END OF YEAR                      15,109,682    16,113,853     $5,460,449
    SUPPLEMENTAL DISCLOSURE OF
    CASH FLOW INFORMATION:

    Cash paid during the year
    for:

    Income taxes                      7,571,800     5,231,000      6,733,250

    Interest                                NONE       13,400         10,732


   See notes to consolidated financial statements.


   SUPPLEMENTAL  SCHEDULE  OF NONCASH  INVESTING  AND
   FINANCING ACTIVITIES:

         During the  years ended September  30, 1994,
   1993, and 1992, the Company increased additional paid-in capital by $1,796,546, $2,908,205, and
   $6,719,112, respectively, which represents the tax benefit attributable to the compensation received by employees from the exercise and disqualifying dispositions of incentive stock options (see Note
   5).

         Effective  February  26, 1993,  the  Company
   purchased all  of the outstanding capital stock of
   Medical Innovations  Corporation for approximately
   $12,464,000  cash (see  Note 9).    In conjunction
   with the acquisition, liabilities were assumed as follows:

   Fair value of assets acquired
   (including goodwill)                   $14,558,483

   Cash paid                               12,464,228

   Liabilities assumed                     $2,094,255

   See notes to consolidated financial statements.


   BALLARD MEDICAL PRODUCTS AND SUBSIDIARIES

   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
   FOR THE YEARS ENDED  SEPTEMBER 30, 1994, 1993, AND
   1992

                                                              NON-
                                                           COMPETE
                                                          COVENANT
                                            ADDITIONAL    ACQUIRED
                      COMMON                   PAID-IN   FOR STOCK      RETAINED
                      SHARES      AMOUNT       CAPITAL                  EARNINGS



    BALANCE,
    10/1/91       25,270,100  $2,527,010   $11,709,420  $(538,023)   $18,689,736

    Net
    income                                                           13,464,291

    Cash
    dividends
    paid
    ($.030
    per share)
    (Note 1)                                                           (759,169)
    Common
    stock
    issued
    from
    exercise
    of stock
    options
    (Note 5)        548,729       54,873     1,580,574

    Amorti-
    zation
    of non-
    compete
    covenant
    (Note 7)                                              403,517

    Tax
    benefit
    attribut-
    able
    to appreci-
    ation
    in value
    of stock
    issued in
    conjunc-
    tion with
    the
    exercise
    and dis-
    qualifying
    disposi-
    tions of
    incentive
    stock
    options
    (Note 5)
                                             6,719,112
    Trans-
    action of
    pooled
    company
    (Notes 1
    and 9)            6,811          681       121,482

    Adjust-
    ment to
    conform
    year-end
    of pooled
    company
    (Notes 1
    and 9)                                                              251,306

    BALANCE,
    9/30/92       25,825,640  2,582,564     20,130,588   (134,506)   31,646,164

    Net income                                                       18,540,009

    Cash
    dividends
    paid
    ($.0375 per
    share)
    (Note 1)                                                           (980,187)

    Common
    stock
    issued from
    exercise of
    stock
    options
    (Note 5)
                    592,607      59,261      2,108,645

    Acquisi-
    tion and
    retire-
    ment of
    treasury
    stock (Note
    5)             (303,997)    (30,400)     (290,830)               (4,334,145)

    Amorti-
    zation of
    non-
    compete
    covenant
    (Note 7)                                              134,506

    Tax benefit
    attribut-
    able to
    appreci-
    ation in
    value of
    stock
    issued in
    conjunc-
    tion with
    the
    exercise
    and dis-
    qualifying
    disposi-
    tions of
    incentive
    stock
    options
    (Note 5)
                                            2,908,205

    Other                                     126,587

    BALANCE,
    9/30/93       26,114,250  2,611,425     24,983,195        NONE    44,871,841

    Net Income
                                                                      16,180,377

    Cash
    dividends
    paid ($.050
    per share)
    (Note 1)
                                                                     (1,314,485)

    Common
    stock
    issued from
    exercise of
    stock
    options
    (Note 5)
                    361,612      36,161      1,511,520
    Acquisi-
    tion and
    retirement
    of treasury
    stock (Note
    5)
                    (20,000)     (2,000)                               (241,081)

    Tax benefit
    attribut-
    able to
    appreci-
    ation in
    value of
    stock
    issued in
    conjunc-
    tion with
    the
    exercise
    and dis-
    qualifying
    disposi-
    tions of
    incentive
    stock
    options
    (Note 5)
                                             1,796,546

    BALANCE,
    9/30/94       26,455,862  $2,645,586   $28,291,261        NONE   $59,496,652


   See notes to consolidated financial statements.

   BALLARD MEDICAL PRODUCTS AND SUBSIDIARIES

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         ORGANIZATION  -   Ballard  Medical  Products
   ("Ballard")   and    its   subsidiaries   develop,
   manufacture, and market medical products.

         BASIS  OF  PRESENTATION -  The  consolidated
   financial  statements  include   the  accounts  of
   Ballard  and its  wholly-owned  subsidiaries, Code
   Blue  Medical Corporation  (see  Note 9),  Medical
   Innovations  Corporation  ("MIC")  (see  Note  9),
   Ballard Real Estate Holdings ("BREH"), and Ballard
   International,  Inc.   ("BI")  (collectively,  the
   "Company").   During the year  ended September 30,
   1993,  Code Blue  was merged  into Ballard  and no
   longer   exists  as   a  separate  entity.     All
   significant intercompany accounts and transactions have been eliminated in consolidation.

         The   accompanying  consolidated   financial
   statements of  the Company have  been prepared  to
   give  retroactive effect  to the  combination with
   Code  Blue  on  April  21, 1992,  which  has  been
   accounted for as a  pooling of interests (see Note
   9).   Prior to  the combination, Code  Blue's year
   end was  December 31.  Effective  October 1, 1991,
   Code Blue's  results are  reported on  a September
   30, 1992 fiscal year  basis along with the results
   of Ballard.   The  net loss of  Code Blue  for the
   three-month period ended December 31, 1991 is reflected as an adjustment to retained earnings during the year ended September 30, 1992.

         On  April 21, 1992, the  Company formed BREH
   by  purchasing 1,500,000  shares of  BREH's common
   stock   in    exchange   for    $1,600,000   cash.
   Substantially all of such cash was used by BREH to purchase approximately 100 acres of unimproved land adjacent to Ballard's principal manufacturing facility.

         On February 19, 1993,  the Company formed BI
   by  purchasing 1,000  shares of BI's  common stock
   for  $1,000.   BI is  a foreign  sales corporation
   incorporated in the Virgin Islands. BI's primary purpose is to conduct business for the Company in foreign countries.

         SHORT-TERM    INVESTMENTS    -    Short-term
   investments consist principally of cash management
   accounts,  time certificates  of deposit,  and tax
   free municipal bonds  and U.S. treasury securities
   with  maturity   dates   of  1   to   12   months.
   Investments   are    recorded   at    cost   which
   approximates fair market value.

         INVENTORIES - Inventories are stated at the lower of cost (on a first-in, first-out basis) or market.

         PROPERTY  AND   EQUIPMENT  -   Property  and
   equipment  are  stated at  cost.   Depreciation is
   computed on the straight-line method over the estimated useful lives of the related assets.

         INTANGIBLE   ASSETS   -  Intangible   assets
   include     goodwill,    patent     rights,    and
   organizational costs which are stated at cost and are being amortized using the straight-line method over their estimated lives, which range from four to seventeen years.

         REVENUE    RECOGNITION   -    Revenues   are
   recognized when the related product is shipped.

         INCOME  TAXES -  Effective October  1, 1993,
   the Company adopted the provisions of Statement of
   Financial  Accounting   Standards  No.   109  (the
   "Statement"),  "Accounting for Income Taxes."  The
   Statement requires an asset and liability approach
   for financial accounting and reporting  for income
   taxes.    The cumulative  effect  in  1994 of  the
   change  in accounting  principle of  $1,403,232 is
   reflected  in the  1994 consolidated  statement of
   operations.  The adoption  of the Statement had no
   effect  on  the  pre-tax  income  from  continuing
   operations.  Prior to October 1, 1993, the Company
   accounted  for   income  taxes   under  Accounting
   Principles Board Opinion No. 11.


         INCOME PER SHARE - Income per share is computed on the basis of the weighted average number of shares outstanding plus the common stock equivalents which would arise from the exercise of stock options. Such income per share amounts are adjusted to give retroactive effect to the stock split described in Note 5 and the pooling of interests described in Note 9.

         DIVIDENDS PER SHARE - Dividends per share are adjusted retroactively to give effect to the stock split and the pooling of interests.

         STATEMENT OF CASH  FLOWS -  For purposes  of
   the  consolidated  statements of  cash  flows, the
   Company  considers   cash  and   interest  bearing
   securities with original maturities of less than three months to be cash equivalents.

         RECLASSIFICATIONS          -         Certain
   reclassifications have been made to the 1993 and 1992 consolidated financial statements to conform to classifications adopted in 1994.

   2.  CASH AND SHORT-TERM INVESTMENTS

         Cash and short-term investments consist of the following at September 30, 1994 and 1993:


                                  1994         1993


    Cash on deposit         $4,915,098   $4,019,048

    Tax-free cash
    management funds        10,194,584   12,094,805

      Total cash and
      cash equivalents      15,109,682   16,113,853

    Time certificates of
    deposit                  3,901,262    1,699,102

    U.S. Treasury
    securities                 293,045    1,699,102

    Municipal bonds         12,136,378    5,373,000

         Short-term
         investments        16,330,685    7,072,102

    Total cash and
    short-term
    investments            $31,440,367  $23,185,955


         In  May,  1993,   the  Financial  Accounting
   Standards  Board  issued  Statement  of  Financial
   Accounting Standards  (SFAS) No.  115, "Accounting
   for  Certain   Investments  in  Debt   and  Equity
   Securities."      SFAS   No.   115   requires  the
   classification of investment  securities as either
   held-to-maturity  securities,  trading securities,
   or available-for-sale securities.   The accounting
   for unrealized gains and  losses differs for  each
   of these categories.   The Company will adopt SFAS
   No. 115  during the fiscal  year ending  September
   30,  1995.   The impact  of  SFAS No.  115  on the
   Company is not expected to be material in relation to the consolidated financial statements.

   3.  LINE OF CREDIT

         At September  30, 1994, the  Company had  an
   unused,  unsecured  line  of  credit with  a  bank
   totaling  $4,000,000  which  expires  January  31,
   1995.  The line, if drawn upon, bears interest  at
   prime  (7.75%   at  September   30,  1994).     No
   compensating  cash balances are  required.   As of
   September 30, 1994, there were no borrowings under the line of credit.

   4.  INCOME TAXES

         As described  in Note 1, the Company adopted
   Statement  of Financial  Accounting  Standards No.
   109 during the year ended September 30, 1994. In connection with the application of the Statement, the Company recorded current deferred tax assets and net long-term deferred tax assets at September
   30, 1994 as follows:


                                CURRENT   LONG-TERM


    Deferred income tax
    assets                     $407,405   $821,451

    Deferred income tax
    liabilities                           (562,499)

    Net                        $407,405   $258,952


         Net  deferred income tax assets at September
   30, 1994 consisted of the following temporary differences and carryforward items:


                                CURRENT   LONG-TERM


    Deferred income tax
    assets:

    Allowance for
    uncollectible accounts
    receivable                  $76,020
    Allowance for sales
    returns and allowances       76,020

    Accrued expenses            255,365

    Accumulated amortization                 $743

    Net operating loss
    carryforwards of
    acquired subsidiaries                  709,482

    Research and develop
    ment credits                           111,226
                                407,405    821,451

    Deferred income tax
    liabilities-differences
    between tax basis
    and financial reporting
    basis of property and
    equipment                             (562,499)

         Total                 $407,405   $258,952


   The components of income tax expense (benefit) for the years ended September 30, 1994, 1993, and 1992 are summarized as follows:

                                          1994              1993               1992

          CURRENT:

          Federal                   $6,685,047       $9,132,420         $6,949,456

          State                        933,162        1,304,632          1,071,320

          Subtotal                   7,618,209       10,437,052          8,020,776

          DEFERRED:

          Federal                      727,007         (128,233)           (19,726)

          State                        101,482          (18,319)            (3,054)

          Subtotal                     828,489         (146,552)           (22,780)

          Total                     $8,446,698       $10,290,500         $7,997,996


   Deferred tax expense (benefit) for the years ended
   September 30, 1993  and 1992  results from  timing
   differences  in the  recognition  of expenses  for
   income tax and financial reporting purposes.   The
   sources of timing differences and the tax effects of each are as follows:


                                   1993         1992


    Compensation expense
    related to issuance of
    noncompete agreement      $(51,448)   $(150,511)

    Accelerated
    depreciation                38,250       39,806

    Other reserves            (133,354)      87,925

         Total               $(146,552)    $(22,780)


         Income tax expense differed from amounts computed by applying the statutory Federal tax rate to pretax income as follows:

                                              1994         1993          1992


    Computed Federal income tax
    expense at statutory rate          $8,128,345   $10,090,678   $7,297,178

    State income tax expense, net of
    Federal benefit                       661,806      672,163       704,685

    Environmental tax                      25,000       25,000        13,500

    Tax exempt income                    (210,000)    (408,800)     (163,156)

    Foreign sales corporation            (126,000)     (61,750)

    Amortization of goodwill              278,773      160,919

    Utilization of acquired
    operating loss carryforwards                      (275,375)

    Utilization of tax credits                                       (30,000)

    Losses of pooled company (see
    Notes 1 and 9)                                                   191,758

    Other                                (311,226)      87,665       (15,969)

         Total                         $8,446,698  $10,290,500    $7,997,996


         As a result of the Company's  acquisition of
   MIC and  the combination with Code  Blue (see Note
   9),   the   Company   has   net   operating   loss
   carryforwards for  Federal income tax  purposes of
   approximately     $650,000     and     $1,217,000,
   respectively, which  can only  be used  to  offset
   future  taxable  income   of  each  subsidiary  at
   September 30,  1994.   The utilization of  the tax
   loss   carryforwards   is   subject   to   certain
   limitations and the carryforwards expire through the year 2007.

   5.  COMMON STOCK AND STOCK OPTIONS

         A  4  for 3  stock  split  was approved  for
   stockholders of  record on February 8,  1993.  The
   effect   of  this  stock  split  is  retroactively
   reflected in  all share  and per share  amounts in
   the     accompanying    consolidated     financial
   statements.

         During  the years  ended September  30, 1994
   and  1993,  the  Company  repurchased  20,000  and
   303,997 shares of its outstanding common stock for
   $243,081   and  $4,655,375,   respectively.     In
   accordance with Utah State law, this treasury stock was accounted for as retired common stock.

         The Company has adopted several incentive stock option plans for key employees and reserved shares of common stock totaling approximately
   2,985,000 and 2,617,000 at  September 30, 1994 and
   1993, respectively, for  issuance under the plans.
   Options are granted at a price not less than the fair market value on the date of grant, become exercisable between one to two years following the date of grant, and expire in ten years.

         Changes in stock options are as follows for the years ended September 30:


                                         Price Range
    1994                    Shares         Per Share


    Granted              3,747,340    $8.63 - $16.50

    Expired              2,582,256   $11.00 - $19.79

    Exercised              361,612     $.67 - $11.00

    Outstanding at
    September 30         2,898,253     $.67 - $22.22

    Exercisable            766,486     $.67 - $22.22


    1993

    Granted                367,533   $12.00 - $19.79

    Expired                 37,322   $11.00 - $19.79
    Exercised              592,607     $.99 - $11.00

    Outstanding at
    September 30         2,094,781     $.67 - $22.22
    Exercisable          1,944,136     $.67 - $22.22


    1992

    Granted                 85,800    $1.01 - $22.22
    Expired                 43,337    $5.64 - $15.62

    Exercised              548,729     $.90 - $11.00
    Outstanding at
    September 30         2,357,177     $.67 - $22.22

    Exercisable          1,544,104     $.67 - $11.00


   6.  COMMITMENTS AND CONTINGENT LIABILITIES

         MIC leases office  and production facilities
   under long-term operating lease agreements.   Rent
   expense   on  the   above  operating   leases  was
   approximately $187,000, $108,800,  and $26,700 for
   the  years ended  September  30,  1994, 1993,  and
   1992,  respectively.    The  following  represents
   MIC's future commitments under such leases:

         1995                                $186,500
         1996                                 186,500
         1997                                 140,000

              Total                          $513,000

         The Company has the option to extend the lease terms at its discretion. As of September
   30, 1994, the Company has not exercised its option to extend the leases.

         The   Company   has  agreements   with   the
   inventors of certain of its products which provide for the payment of royalties ranging from 2% to 6.5% of defined net sales or a fixed rate per unit sold of the related products.

         During  the year  ended September  30, 1993,
   the Company entered into an approximate $3,200,000
   construction  contract  to expand  its  production
   facilities.   The  construction on  the facilities
   was completed during the year ended September 30, 1994.

         The   Company   is   involved   in   certain
   litigation  matters  in   the  normal  course   of
   business which, in the opinion of management, will not result in any material adverse effects on the Company.

   7.  NONCOMPETE COVENANT

         On  March 30,  1990, Ballard  issued 209,250
   shares of restricted  common stock  to an  officer
   for $6,200  cash (representing the par value (pre-
   split)  of  the shares)  plus  a  covenant by  the
   officer not to compete with Ballard or to disclose
   certain trade  secrets of Ballard for  a period of
   36 months.   The  noncompete covenant,  valued  at
   $1,210,550 based  on the  fair value of  the stock
   issued, was shown as a reduction  to stockholders'
   equity  and was  amortized  on  the  straight-line
   basis  over  the  36-month period.    Amortization
   during the years ended September 30, 1993 and 1992
   was    approximately   $134,500    and   $403,500,
   respectively.    As  of  September  30, 1993,  the
   noncompete covenant was fully amortized.

   8.  PROFIT SHARING PLAN

         In  1991, the  Company's Board  of Directors
   adopted the Company's  Employee Retirement Savings
   Plan  (the  Plan)  under  Section  401(k)  of  the
   Internal Revenue  Code.   The Plan is  designed to
   allow   participating   employees  to   accumulate
   savings for  retirement or other  purposes.  Under
   the  Plan,  all employees,  who have  completed at
   least one year of service and have reached age 21,
   are  eligible  to participate.    The Plan  allows
   employees to make  contributions to the  plan from
   salary reductions  each year,  up to a  maximum of
   15% of a participant's annual compensation.  Under
   the Plan,  the  Company  matches  up to  4%  of  a
   participant's contribution.   The Company  may, if
   it  desires, make additional  contributions to the
   401(k) Plan  on behalf of its employees.   For the
   years ended September  30, 1994,  1993, and  1992,
   the   Company  expensed   approximately  $372,000,
   $247,000 and  $295,000, respectively,  as matching
   and   additional   contributions  to   the   Plan.
   Employees  are  always fully  vested in  their own
   contributions  and  become  fully  vested  in  any
   contributions  made by the Company after six years
   of service.   Employees are allowed  to direct the
   investment of their Plan contribution within a group of designated investment funds.

   9.  MERGER AND ACQUISITIONS

         On  April 21,  1992, Ballard  issued 211,786
   shares of its common stock  in exchange for all of
   the outstanding  common  stock  of  Code  Blue,  a
   medical   research   and   manufacturing   company
   incorporated   in   1989  and   headquartered   in
   Clearwater, Florida.   The assets  and liabilities
   of Code Blue at the date of the combination were approximately $508,000 and $294,000, respectively.
   The combination was accounted for as a pooling of interest. The accompanying consolidated financial statements have been prepared as if Ballard and Code Blue had been combined for all periods presented. During the year ended September 30, 1993, Code Blue was merged into Ballard and no longer exists as a separate entity.

         Effective  February  26, 1993,  the  Company
   acquired all of the  issued and outstanding common
   stock  of MIC for  approximately $12,464,000 cash.
   Additional consideration (up to $2,732,000) may be
   paid to  two of  the former MIC  shareholders, who
   are    also   MIC    employees    (the   Principal
   Shareholders),  contingent   upon  MIC's  reaching
   certain   annual    sales   performance   criteria
   determined at each fiscal year ending November 30,
   1993,   1994,  and  1995.    The  acquisition  was
   accounted for as a  purchase.  In conjunction with
   the acquisition, the Company recorded  goodwill of
   approximately $11,823,000 which is being amortized
   on  a  straight-line basis  over  15  years.   The
   accompanying  consolidated   financial  statements
   include MIC's net assets at their estimated fair values at the date of acquisition and the results of operations of MIC from the date of acquisition.

         The pro forma results of operations of the Company for the years ended September 30, 1993 and 1992 (assuming the acquisition of MIC had occurred as of October 1, 1992 and 1991) are as follows:


                                  1993          1992


    Revenues               $67,395,567   $54,580,602

    Net income              18,335,511    13,987,299

    Income per share:

       Common and common
       equivalent share          $0.67         $0.51

       Common share
       assuming full
       dilution                  $0.67         $0.50


         Based upon MIC's  sales performance for  the
   fiscal  year  ended November  30, 1993  (the first
   measurement   period),   the   Company   paid   an
   additional $500,000 in contingent consideration to
   the Principal  Shareholders during the  year ended
   September  30,  1994.   Based  upon  the Company's
   preliminary   analysis  of   expected   MIC  sales
   performance  for the  fiscal year  ending November
   30,  1994  (the  second  measurement  period), the
   Company expects to pay an additional $1,000,000 in
   contingent   consideration    to   the   Principal
   Shareholders. When such amount is finalized and paid, it will be added to goodwill as additional purchase price and amortized over the remaining life of the goodwill.

   10.  SALES

         During the years  ended September 30,  1994,
   1993, and 1992, the Company had foreign export sales of approximately $4,700,000, $3,800,000, and $2,100,000, respectively, and sales to one major customer of approximately $5,750,000, $6,100,000, and $4,700,000, respectively.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         This  analysis of  the  Company's operations
   encompassing the fiscal  years ended September 30,
   1994,  1993, and  1992,  should  be considered  in
   conjunction with the  consolidated balance sheets,
   statements of  operations, and statements  of cash
   flows.   All of the figures  discussed herein have
   been adjusted to reflect the purchase of MIC on February 26, 1993 and the combination (treated as a pooling of interests) with Code Blue on April
   21, 1992.

   RESULTS OF OPERATIONS

         REVENUES - For the year ended  September 30,
   1994, consolidated net  sales totaled $65,062,801,
   a  slight increase  of $212,964  over consolidated
   net  sales  of $64,849,837  in  1993.   While  the
   Company's 1994 consolidated  gross sales increased
   $2,303,862,  or 3.5%, over 1993 consolidated gross
   sales, price discounts  and rebates also increased
   from  $836,166  in  1993  to  $2,090,898  in 1994,
   reflecting   the   increased  pressures   on   the
   providers  of medical products to  reduce prices.
   The basically flat net sales between 1994 and 1993
   also  reflect the Company's decision in the fourth
   quarter   of  1994   to   restructure  its   sales
   distribution  system,  whereby the  Company  began
   shifting  a significant volume of its distribution
   from  specialty dealers  to  larger, general  line
   dealers.   This restructuring  results in one-time
   deferrals  by  each  new  general line  dealer  in
   orders,  while previous  specialty  dealers reduce
   existing  inventories.   As a  result of  this and
   other factors, net sales for the fourth quarter of
   fiscal year  1994 totaled $12,534,754,  a decrease
   of over 36% from the  fourth quarter of 1993 and a
   decrease of over 47%  from the previous quarter of
   1994.   In  addition to  the restructuring  of its
   sales  distribution   system,  the   Company  also
   attributes the decline in  net sales growth to the
   uncertainty of possible Federal Health Care Reform
   mandates debated   throughout most  of the  fiscal
   year,  delays  in  receiving  FDA   approvals  for
   certain of its new products, trends by hospitals toward "Just in Time" inventory reductions, and increases in hospital group purchasing alliances.

         Despite the Company's slowed growth of sales
   overall,  MIC's products  continue to  show strong
   growth  and  acceptance since  its  acquisition in
   February, 1993.   Net sales of  MIC's products for
   the year ended September 30, 1994 increased over 200% over net sales for the period February 26, 1993 (date of MIC acquisition) to September 30,
   1993.

         Effective January 1, 1994, there was a 3% to
   5% price increase on substantially all FOAM CARE products.

         For  the  year  ended  September  30,  1993,
   consolidated  net sales  increased  $15,062,638 or
   30.3% over  net sales in  1992.  The  increase was
   due primarily to the  increasing acceptance of the
   Company's  products and to the acquisition of MIC,
   whose   sales   were   added  to   the   Company's
   consolidated net  sales.  During 1993, the Company
   increased  prices on all products by approximately
   2%, but for the most part the  increase in Company
   sales  was  attributable  to  increased  volume of
   product  sold  and  not  to  higher  prices.    In
   addition, near the end of fiscal year 1993 the Company significantly increased it sales force in various regions of the United States to provide greater concentration in favorable market areas.
   The expanding and stabilizing of the sales force continued in 1994.

         COST OF  PRODUCTS SOLD - For  the year ended
   September 30, 1994, consolidated cost of products sold totaled $21,251,579, an increase of 9.9% over consolidated cost of products sold in 1993. The increase in costs is due to an unfavorable sales mix and to rising costs of raw materials and labor, as well as to the purchase of MIC, whose comparable costs are included in 1993 only from its acquisition date. Increased costs can also be attributed to start up costs associated with the significant expansion of both Ballard's and MIC's manufacturing facilities.

         For  the  year  ended  September  30,  1993,
   consolidated  cost  of   products  sold  increased
   $3,605,178 or 22.9% over  cost of products sold in
   1992.   The  increase  is principally  due  to the
   increase  and   mixture  of  sales   and  to   the
   acquisition of MIC, which added $1,010,835 of cost
   of products  sold  to the  Company's  consolidated
   cost  of  products  sold.    As  a  percentage  of
   consolidated  net  sales,   consolidated  cost  of
   products sold decreased from 31.6% in  fiscal year
   1992 to 29.8% for  the fiscal year ended September
   30, 1993.

         OPERATING  EXPENSES   -  Operating  expenses
   consist  of selling,  general,  and administrative
   expenses, research  and development  expenses, and
   royalty  expense.   Total  consolidated  operating
   expenses  for the  year ended  September  30, 1994
   were  $24,106,965 which represents  an increase of
   18.0% over the corresponding period of fiscal year
   1993.     The  increase  is  due   principally  to
   increased   selling  costs   resulting   from  the
   expansion  of  the  sales  force, as  well  as  to
   increased  research  and   development  costs  and
   general  overall increases  in  operating expenses
   over the prior year.  Additional increases are due
   to the purchase of MIC, whose comparable costs are
   included  in   fiscal  year  1993  only  from  its
   acquisition date.

         The primary  increase in  operating expenses
   occurred with  consolidated selling,  general, and
   administrative  expenses.   In  fiscal  year 1994,
   these  expenses  increased $3,394,321,  or  19.2%,
   over 1993.   As  a percentage of  consolidated net
   sales, in fiscal year 1994 consolidated selling, general, and administrative expenses increased
   5.1% over 1993. Consolidated expenses related to research and development and royalties, as a percentage of consolidated net sales for fiscal year 1994, remained consistent with those in 1993.

         Total  consolidated  operating expenses  for
   the  year  ended  September  30,   1993  increased
   $5,313,524  or   35.2%  over   total  consolidated
   operating expenses in 1992.   The increase was due
   primarily to the hiring of additional management level employees and sales representatives to meet the demands of increasing sales levels, and to the acquisition of MIC, which added $1,598,007 in additional operating expenses to the Company's consolidated operating expenses.

         OTHER INCOME AND EXPENSE - Other income and expense consist principally of interest income from investments and tax refunds, royalty income from the licensing of the closed suction system, and insignificant gains and losses from the sale or retirement of assets and from the recovery of trade receivables previously written off.

         For  the  year  ended  September   30,  1994
   consolidated other income net of expense decreased
   to $3,519,586  compared with $3,716,649  in fiscal
   1993.    During  1994  interest  income  decreased
   approximately $800,000 resulting from decreased cash and investment reserves from the 1993 cash purchase of MIC, while royalty income increased approximately $500,000 over 1993.

         For  the  year  ended  September  30,  1993,
   consolidated  other income  increased   $1,224,286
   over fiscal year 1992 as a result of increased interest from the Company's cash and investment reserves and increased royalties.

         NET  INCOME -  Consolidated net  income from
   the Company's  operations in fiscal  year 1994  of
   $14,777,145  represents a  decrease of  25.4% from
   the  consolidated  net  income of  $18,540,009  in
   fiscal  year  1993.    Despite  the decrease,  net
   income, as a percentage of net sales, for the year ended September 30, 1994 was still strong at 22.7%. In addition to the slower growth and price reductions as previously discussed above, the lower net income percentage results in part from higher-than-expected backorders in high margin products and increasing overhead costs.

         The  cumulative  effect  of  the  change  in
   accounting   for   income  taxes   of   $1,403,232
   represents a one-time benefit (recorded as of October 1, 1993) from the adoption of Financial
   Accounting Standards Board Statement No. 109.

         Consolidated net  income from  the Company's
   operations  in fiscal  year  1993  of  $18,540,009
   represents   an  increase   of   37.6%  over   the
   consolidated  net income of  $13,464,291 in fiscal
   year 1992.   The acquisition of MIC resulted in an
   addition to consolidated net income of $497,808 in
   fiscal year 1993.   The increase  was attributable
   to  significantly   higher  sales   and  continued
   improved efficiencies in manufacturing and other aspects of the Company's operations.

         INFLATION  -  Inflation can  be expected  to
   have an effect on  most of the Company's operating
   costs   and  expenses.     The  extent   to  which
   inflationary cost increases can be offset by price
   increases   depends  on   competition   and  other
   factors.    The  effect   of  inflation  has  been
   insignificant during the periods reported herein.

   LIQUIDITY AND CAPITAL RESOURCES

         The Consolidated Balance  Sheet presents the
   Company's financial position at the end of each of
   the  last  two years.    The  statement lists  the
   Company's assets  and liabilities, and  the equity
   of  its  stockholders.    Major   changes  in  the
   Company's financial position are summarized in the
   Consolidated  Statement  of   Cash  Flows.    This
   statement summarizes the changes in  the Company's
   cash and cash equivalents  balance for each of the
   last   three  years   and   helps   to  show   the
   relationship between operations  (presented in the
   Consolidated   Statement    of   Operations)   and
   liquidity and financial resources (presented in the Consolidated Balance Sheets).

         Continued growth in  cash, cash equivalents,
   and  short-term investments  provides  the Company
   financial  stability   and  flexibility   to  fund
   current  operations, acquisitions,  future growth,
   and  expansion,  and  to  continue   its  dividend
   payment policy.  At September 30, 1994, cash, cash
   equivalents, and short-term investments grew 35.6%
   to  $31,440,367   compared  with   $23,185,955  at
   September 30, 1993.   The Company's primary source
   of   liquidity  comes   from   cash  provided   by
   operations.  The net  cash provided to the Company
   by operations  during the year ended September 30,
   1994  grew  5.6%   to  $15,339,311  compared  with
   $14,532,882 for the year ended September 30, 1993.
   During fiscal year 1994 the Company paid cash dividends totaling $1,314,485, an increase of 34.1% over the prior year's payout of $980,187.

         At September 30, 1994, the Company's current
   assets   exceeded  its   current   liabilities  by
   $57,581,666,   an  increase  of   29.8%  over  the
   September  30, 1993  total  of  $44,358,108.    In
   addition to its strong current ratios, the Company does not have any long-term debt nor does it intend to utilize debt to fund future expansion.
   The Company maintains a $4,000,000 unsecured line of credit with its bank but has not drawn on this line during either of the years ended September
   30, 1994 or 1993.

         During  the year  ended September  30, 1994,
   the Company completed expansion and remodelling of
   both its  Draper,  Utah and  Milpitas,  California
   manufacturing  facilities.    Total  cost  of  the
   expansion  and  remodelling,   including  cost  of
   related new  machinery and  equipment approximated
   $5,500,000.   This capital investment reflects the
   Company's continued program  to expand and upgrade
   operations, including new equipment and operations
   to  meet  the growing  needs  of  present and  new
   customers.   No  material commitments  for capital
   expenditures exist as of September 30, 1994.

         Also  during the  year  ended September  30,
   1994, the Company repurchased 20,000 shares of its
   outstanding   common  stock   for  $243,081.     A
   valuation allowance has not been provided on deferred tax asset balances due to the Company's projection of future taxable income in excess of such tax assets.


                       DIRECTORS

   NAME                    TITLE

   Dale H. Ballard         Chairman  of  the   Board,
                           Chief  Executive  Officer,
                           and  President of  Ballard
                           Medical Products.

   John I. Bloomberg       General Partner  of J.I.B.
                           Associates,      Bricoleur
                           Partners,  Olympic  Growth
                           Fund,  and   Utah  Capital
                           Corp.,     all     private
                           investment companies.

   J. Dallas VanWagoner    Practicing      Physician,
                           Clinical Instructor at the
                           University of  Utah School
                           of Medicine.

   Robert V. Petersen      Professor    Emeritus   of
                           Pharmaceutics    at    the
                           University of Utah.

   E. Martin Chamberlain   Vice      President     of
                           Regulatory        Affairs,
                           Corporate  Secretary,  and
                           Director     of    Quality
                           Assurance    at    Ballard
                           Medical Products.

   Dale H. Ballard, Jr.    Owner of his own financial
                           planning  business  called
                           Stratco.

   Paul W. Hess            General Counsel at Ballard
                           Medical Products.

                        OFFICERS

   NAME                    TITLE

   Dale H. Ballard         President, Chief Executive
                           Officer,  and  Chairman of
                           the Board.

   Harold R. ("Butch")     Executive  Vice  President
   Wolcott                 and General Manager

   E. Martin Chamberlain   Vice      President     of
                           Regulatory   Affairs   and
                           Corporate Secretary

   Bradford D. Bell        Vice  President  of  Sales
                           and Marketing

   Kenneth R. Sorenson     Treasurer

   Paul W. Hess            General Counsel


                SHAREHOLDER INFORMATION

   CORPORATE HEADQUARTERS

         BALLARD MEDICAL PRODUCTS
         12050 Lone Peak Parkway
         Draper, Utah 84020

   TRANSFER AGENT

         First Security Bank
         of Utah, N.A.
         79 South Main
         Salt Lake City, Utah
         84111

   CO-TRANSFER AGENT

         Registrar and Transfer Company
         10 Commerce Drive
         Cranford, New Jersey 07016

   ANNUAL MEETINGS

         The  Annual   Meeting  of   Stockholders  of
   Ballard  Medical Products  will  be  held  Monday,
   January 23, 1995, at the Company's executive offices, 12050 Lone Peak Parkway, Draper, Utah, beginning at 11:00 a.m., Mountain Standard Time.
   Shareholders of record on November 23, 1994 are entitled to notice of and to vote at the meeting.
   A notice of meeting and proxy statement are enclosed with the Annual Report.

   FORM 10-K

         Any shareholder who sends a  written request
   to the Company's Secretary, E. Martin Chamberlain,
   at  Ballard  Medical  Products,  12050  Lone  Peak
   Parkway,  Draper, Utah  84020, may  obtain without
   charge  a  copy of  the  Company's  Form 10-K  for
   fiscal   year   1993,  including   the   financial
   statements and the financial schedules.

   SHAREHOLDER/ANALYST INQUIRIES

         Shareholders, analysts, and others seeking information about the Company, are encouraged to contact Kenneth R. Sorenson, Treasurer, Ballard
   Medical Products, 12050 Lone Peak Parkway, Draper,
   Utah 84020, with any questions or comments.

   RESEARCH COVERAGE

         The   following   firms  currently   provide
   research coverage of Ballard Medical Products:

         AG Edwards - St. Louis, Missouri
         Barrett & Company - Providence, Rhode Island
         Hanifen, Imhoff, Inc. - Denver, Colorado
         Montgomery Securities - San Francisco, CA
         Olde Discount - Detroit, Michigan
         Piper Jaffray - Minneapolis, Minnesota
         Prudential -  New York, New York
         The Principal - Dallas, Texas

   AUDITORS

         DELOITTE & TOUCHE LLP
         50 South Main Street, Suite 1800
         Salt Lake City, Utah 84144