Form 10-K, Exhibit 13
period 1997-09-30
BALLARD MEDICAL PRODUCTS
filed 1997-12-15
CIK 723534

EXHIBIT 13

                            BALLARD MEDICAL PRODUCTS

                                  ANNUAL REPORT

                                      1997


                                ABOUT THE COMPANY

               Ballard Medical Products ("Ballard") is a manufacturer and marketer of specialized medical products. Our strategy for maintaining the Company's growth continues to focus on the following four objectives:

               -    Developing     innovative     products     through
                    acquisitions and through internal research and development.

               -    Maintaining  the  highest   quality  possible   on
                    products.

               - Increasing sales through a superior sales force, through strategic accounts and national contracts with hospital buying groups, and through expansion in the international marketplace.

               -    Reducing costs through production efficiencies.

               Ballard has seven wholly-owned subsidiaries, MEDICAL INNOVATIONS CORPORATION ("MIC"), BALLARD REAL ESTATE HOLDINGS, INC. ("BREH"), BALLARD PURCHASE CORPORATION ("BPC"), BALLARD INTERNATIONAL, INC. ("BI"), BALLARD MEDICAL PRODUCTS (CANADA) INC. dba PREFERRED MEDICAL PRODUCTS ("PMP"), PLASTIC ENGINEERED PRODUCTS COMPANY ("PEPCO"), MIST ASSIST, INC. ("Mist Assist"), and CARDIOTRONICS SYSTEMS, INC. ("Cardiotronics"). (As used in this report, the term "Company" refers to Ballard Medical Products and its subsidiaries.)

               The Company's headquarters and principal manufacturing plant (378,000 square feet) is located in Draper, Utah. The Company has a separate manufacturing facility (208,000 square feet) in Pocatello, Idaho.

               The Company's products are sold in 66 countries, and the customers purchasing our products include more than 15,000 hospitals and other medical care facilities worldwide. At September 30, 1997, Ballard and its subsidiaries employed over 1,145 people in 9 countries.

               The Company's common stock is traded on the New York Stock Exchange under the symbol BMP.


                                 1997 IN REVIEW

               Fiscal year 1997 was another record setting year for the Company. Our net sales for the year were $125,307,178, compared to $103,525,263 for fiscal year 1996, representing a 21.1% increase for the year. Net income grew by an 18.9% growth rate, from $25,603,039 in fiscal year 1996 to $30,426,287 in fiscal year 1997. Earnings per share for the year were $1.04 cents, up 18.2% over $0.88 for fiscal year 1996. We continue to be very pleased with these results, particularly in view of the increasing pricing and competitive pressures on many of our products.

               During fiscal year 1997, international sales of Company products increased by 52.5%. We now have 10 international sales representatives and approximately 70 international distributors. We continue to look to the international markets as an important growth opportunity for the Company.

               In December, 1996, Ballard acquired Cardiotronics, located in Carlsbad, California, in a merger transaction, for a total purchase price of approximately $12,700,000 ($3.75 per common share). Cardiotronics develops, manufactures, and markets medical devices for the acute management of heart rate disorders. Its disposable stimulation electrodes replace traditional defibrillator paddles and facilitate external defibrillation and pacing, and enable hospitals to standardize using Cardiotronics stimulation electrodes, regardless of defibrillator manufacturer. Heart rate disorders are suffered by millions of patients each year who are experiencing a heart attack or who are undergoing an interventional heart procedure such as coronary angioplasty, cardiac arrhythmia ablation, or open heart surgery.

               In July, 1997, we completed the monumental task of relocating the manufacturing operations of MIC from Milpitas and San Jose, California to our Pocatello facility. Earlier in the year, we also moved the PEPCO operations (from Canal Fulton, Ohio) and the PMP operations (from Thorold, Canada) to our Draper, Utah facility. We believe that these consolidations of operations will help us to reduce manufacturing costs, through increased efficiencies.

               The Company has been aggressive in seeking national contracts with major hospital groups. For example during the past year the Company acquired two significant contracts with Premier and VHA for our TRACH CARE closed suction system, in which these groups have agreed to use the Company as the sole source for purchasing closed suction systems. These two groups consist of approximately 3,800 facilities and account for approximately 59% of the U.S. closed suction market.

               In addition to the above TRACH CARE contracts, the Company has added contracts on our enteral feeding and FOAM CARE products, which will allow us to continue our growth with these product segments.

               Our Strategic Accounts Department is also expanding into the extended and home care markets, and has recently signed new contracts that will allow for the utilization of our products through the continuum of medical care.


                                    PRODUCTS

               The Company's strong commitment to acquisitions, research and development, and product enhancements has enabled the Company to continue to be a significant player in certain domestic markets, such as the closed suctioning market and the chronic enteral feeding market, and now also in the heart stimulation electrodes market. The Company's products are described below (for definitions of various terms, see "Glossary of Technical and Medical Terms"):

          CARDIOTRONICS PRODUCTS

               * The products acquired from Cardiotronics consist of a full line of stimulation electrodes and cables and other interface systems used for external defibrillation and pacing. Cardiotronics is the only manufacturer of multi-function stimulation electrodes with pacing, defibrillation and continuous electrocardiogram ("ECG") monitoring capabilities all in one electrode. Cardiotronics pioneered the development of stimulation electrode products designed for specific procedures and settings including: (a) multi-function electrodes for the emergency room and critical care setting, (b) radiolucent products for the catheterization lab and (c) sterile electrodes for the operating room. Cardiotronics is the only company that has developed a patented hydropolymer gel specifically designed for stimulation electrode therapies. This unique hydropolymer gel is the lowest impedance gel available on the market.

               *    Cardiotronics  also offers  a portfolio  of cables
          and other interface systems which allow the hospital customer to standardize using Cardiotronics stimulation electrodes.

          TRACH CARE PRODUCTS

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

               * The TRACH CARE Double Swivel Elbow is a calibrated closed suction catheter which provides more patient comfort and flexibility, and gives the clinician a better "feel" for the catheter inside the new envelope material.

               * The SAFETY DRAIN closed drain provides clinicians with a way to empty the ventilator circuit of condensate without opening it. Users are thereby able to complete the closed system started with the TRACH CARE catheter, thus providing additional safety for both clinician and patient.

               * Heat and Moisture Exchangers (HMEs) have been offered by the Company since December, 1993. The HMEs (manufactured for Ballard by Datex-Engstrom AB) provide a means of humidifying the patient's airways during ventilation and are sold with our TRACH CARE catheter. The Company is Engstrom's exclusive HME distributor in the United States and Canada.

          MIC PRODUCTS

               The chronic enteral feeding market is experiencing rapid growth due to the aging of the population. There is also an emerging physician consensus that early post-operative enteral support benefits the high risk surgical patient by decreasing septic morbidity, and improving wound healing and recovery time. MIC's full range of specialty feeding tubes places the Company firmly in a position to take advantage of the growing enteral feeding market.

               * The MIC Gastrostomy Tube (G-tube) is the first tube specifically designed for the gastrostomy procedure. The MIC Gastrostomy Tube can be placed by surgeons, gastro-enterologists, interventional radiologists and replaced by qualified registered nurses at bedside in the hospital, and in home care and alternate care settings. The unique design of the MIC Gastrostomy Tube becomes a problem solver for the physician and other care givers. The MIC Gastrostomy Tube virtually eliminates inadvertent tube dislodgement, controls gastric leakage, and is provided in several sizes and versions, to accommodate a wide range of patient needs.

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

               * The MIC-PEG provides the gastroenterologist, surgical endoscopist, and interventional radiologist, with the ability to initially place a gastrostomy tube by minimally invasive technique. The PEG is later replaced by a G-tube or MIC-KEY skin level gastrostomy tube for long-term nutrition.

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

               * The CAN-OPT Disposable Dual-Lumen ERCP Catheter is an endoscopic accessory used to detect gall stones by cannulating and injecting contrast media into the biliary duct.

               * The CAN-OPT Disposable Needle-Knife Papillotome is an endoscopic accessory used to remove gall stones by incising stenosed papillas.

               * The Keen Edge Disposable Biopsy Forcep is an endoscopic device used to obtain tissue samples from the gastrointestinal system. This differs from our THERMAL OPTION coagulating/biopsy forcep in that it is
          noncoagulating   and   allows  us   to  provide   a  low-end
          competitive product without sacrificing margins on the THERMAL OPTION forceps.

               * The Disposable Injection/Washing-Injection Needle is an endoscopic accessory used to deliver fluid to specific sites in the gastrointestinal system. Particular procedures are:

                    (a) Sclerotherapy - The injection of medication into the varix to reduce or eliminate potential esophageal bleeds; especially prevalent in alcoholics.

                    (b) Lesion Injection - Direct injection of a medication into a lesion to promote healing within the GI tract.

                    (c) Hemostasis - Direct injection of a medication into a lesion to promote healing within the GI tract.

                    (d) Tattooing - Injection of dye to specific sites prior to a surgical resection of the GI tract.

                    (e) Saline Assisted Polypectomy - Injection of saline into base of polyp to raise polyp off mucosal floor - reduces chance of bowel perforation.

               * The Disposable Irrigation Catheter is an endoscopic accessory that delivers a concentrated stream of fluid to specific sites, usually employed to remove adhesions or residual fecal material from the colon to enhance visual examination of underlying mucosa.

               * The ENDO-GUARD Disposable Bite Block is an endoscopic accessory placed between a patient's teeth to protect physician's fingers, patient's teeth and endoscope, during gastroscopies, ERCP procedures, or mechanical esophageal dilations.

          FOAM CARE PRODUCTS

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

          PMP PRODUCTS

               The  Company  offers  a   variety  of  pain  management
          products, described below:

               * Single Shot Epidural Trays - Trays specifically designed for steroid injections in chronic pain management clinics. Specialty needles, and custom packaging reduce waste and lower costs.

               * Specialty Needles - Allow the physician to utilize the smallest needles feasible in order to minimize pain and complications such as spinal headache.

               *    Pediatric   Trays  and   Mini-Kits  -   Allow  the
          physician to select special products specifically designed for the pediatric population.

               * Epidural Catheters, Trays and Mini-Kits - Provide a choice of configuration to insure the most cost effective choices for the physician based on patient needs.

          OTHERS

               * An array of sponge-tipped, oral swabs (DENTASWAB) which allow for routine oral care in patients admitted to oncology, critical care, surgery, and alternate care sites. The swabs are used to clean and refreshen the mouth as well as stimulate the gums, oral mucosa and tongue. Proper oral care is a cornerstone to preventing nosocomial pneumonia.

               * The EASI-LAV gastric lavage system is a closed gastric lavage system. It is used to clean out the stomach in drug overdose patients or those with gastric bleeding. It makes the lavage process cleaner, faster and more effective while providing additional clinician protection. This product is used in the hospital emergency room and gastrointestinal labs.

               * The CHAR-FLO activated charcoal system is a unique charcoal delivery system designed for use with our EASI-LAV system in over-dose patients. It enables faster, more accurate and environmentally clean charcoal delivery.

               *    The  BAL  Cath  catheter product  is  designed  to
          obtain bronchoalveolar lavage samples for use in the diagnosis of nosocomial and opportunistic respiratory infections. Because it is used without a bronchoscope, it is much more cost effective for the hospital.

               *    The MIST ASSIST  breaching exerciser  (inspiratory
          flow control device), which combines inspiratory breathing exercises, medication delivery via inhalers or nebulizers, and expiratory breathing exercises. This combination of therapies into one device can provide significant cost savings to hospitals.


                              CAPITAL EXPENDITURES

               In August, 1997, the Company completed construction of a separate warehouse facility (102,000 square feet) west of its Draper, Utah facility, at a total construction cost of approximately $3,367,000.

               Also during this past fiscal year, the Company expended approximately $5,500,000, in expanding and remodeling its Pocatello facility, in preparation for the relocation of MIC from Milpitas and San Jose, California to Pocatello, Idaho. Total square footage at Pocatello is now approximately 208,000.

               The Company continued to focus during the year on upgrading and improving its manufacturing operations, including the acquisition and assembly of additional automation assembly equipment, the purchase of additional machines, the purchase and construction of additional molds, etc.


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

                    FISCAL YEAR            INTERNATIONAL SALES

                      9/30/97                  $12,002,960

                      9/30/96                   $7,871,946

                      9/30/95                   $6,172,904


                                  COMMON STOCK

          TRADING

               The Company's common stock is traded on the New York Stock Exchange ("NYSE"). The following table sets forth, for the respective periods indicated, the high and low sales prices for the Company's common stock, as reported and summarized by the NYSE for fiscal years 1997 and 1996:

                                FISCAL YEAR 1997    FISCAL YEAR 1996

           QUARTER                  HIGH     LOW       HIGH       LOW

           First Quarter          19 5/8  16 1/4     18 1/8    15 3/8

           Second Quarter         21 1/4  17 7/8     18 5/8    15 1/8

           Third Quarter          21 1/4  18 1/8     20 5/8    18

           Fourth Quarter         25     19 9/16     19 1/2    16 1/4

               On November 19, 1997, the closing quotation for the Company's Common Stock, as reported by the WALL STREET JOURNAL, was 23 1/2 high and 23 low. As of November 19, 1997, there were approximately 1,119 holders of the Company's common stock (based upon the number of record holders and including individual participants in security position listings).

          DIVIDENDS

               Ballard has paid the following cash dividends during the two most recent fiscal years:

                                                      DIVIDEND
           RECORD DATE             PAYMENT DATE       PER SHARE

           December 18, 1995       January 3, 1996    $.09

           December 16, 1996       January 3, 1997    $.05

           June 16, 1997           July 3, 1997       $.05


                              FINANCIAL HIGHLIGHTS

 SELECTED CONSOLIDATED FINANCIAL DATA (1)(2)

                     1997          1996          1995          1994        1993


 Net Sales   $125,307,178  $103,525,263   $84,152,967   $67,051,628 $66,532,017

 Other
 Income,
 Net            5,547,587     5,308,873     4,101,037     3,518,832   3,711,891

 Net Income    30,426,287    25,603,039    20,942,616    16,594,198  18,906,755

 Net
 Income
 Per
 Common
 Share
 Assuming
 Full
 Dilution
 (3)                 1.04           .88           .74           .55         .69

 Total
 Assets       186,448,667   142,465,088   113,702,547    93,243,187  80,764,500

 Cash
 Dividends
 Declared
 Per Share
 (4)                 .102          .095          .074          .060        .045


          (1) The consolidated financial data shown above includes the accounts of Ballard and its wholly-owned subsidiaries, MIC, BREH, BI, PMP, BPC, Mist Assist, PEPCO and Cardiotronics. The accounts of Mist Assist, PMP and Cardiotronics are included as of July 19, 1996, August 28, 1996, and December 10, 1996, respectively, which reflect their respective acquisition dates.

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


          SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA (1)(2)
          (UNAUDITED)


          FISCAL YEAR 1997
          QUARTERS ENDED:       9/30/97      6/30/97      3/31/97     12/31/96


          Net Sales         $33,814,695  $32,218,086  $30,813,873  $28,460,524

          Gross Margin       11,837,375   11,508,282   10,855,360   10,232,965

          Net Income          8,173,788    7,851,476    7,476,352    6,924,671

          Net Income Per
          Common Share
          Assuming Full
          Dilution                 .276         .267         .256         .239

          FISCAL YEAR 1996
          QUARTERS ENDED:       9/30/96      6/30/96      3/31/96     12/31/95

          Net Sales         $27,201,315  $26,845,811  $25,807,593  $23,670,544

          Gross Margin       17,627,601   17,609,148   16,988,822   15,565,514

          Net Income          6,764,594    6,676,160    6,445,696    5,716,589

          Net Income Per
          Common Share
          Assuming Full
          Dilution                 .236         .232         .225         .200


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

          (2)  See  footnote  explanations  to "Selected  Consolidated
               Financial Data."


                          INDEPENDENT AUDITORS' REPORT

          To  the  Board  of  Directors and  Stockholders  of  Ballard
          Medical Products:

               We have audited the accompanying consolidated balance sheets of Ballard Medical Products and subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

               In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Ballard Medical Products and subsidiaries as of September 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1997 in conformity with generally accepted accounting principles.

               As discussed in Notes 1 and 2 to the consolidated financial statements, effective October 1, 1994 the Company changed its method of accounting for investment securities to conform with Statement of Financial Accounting Standards No. 115.

          Deloitte & Touche LLP
          Salt Lake City, Utah

          November 13, 1997


          CONSOLIDATED BALANCE SHEETS
          SEPTEMBER 30, 1997 AND 1996

          ASSETS                                           1997           1996


          CURRENT ASSETS:

          Cash and cash equivalents                $21,143,908    $14,164,103

          Investments available for sale            26,628,312     26,662,598

          Accounts receivable - trade
          (less allowance for doubtful
          accounts:  1997 - $838,000, 1996 -
          $182,000; and allowance
          for sales returns:  1997 -
          $1,660,000, 1996 - $805,000)              25,320,584     19,944,055

          Royalties receivable                         375,673      1,351,885

          Other receivables                            908,287        636,291

          Inventories:

             Raw materials                          10,798,381      7,171,048

             Work-in-process                         5,525,067      3,913,804

             Finished goods                          4,306,858      2,760,008

          Deferred income taxes                      2,233,042      1,057,303

          Income tax refund receivable               1,830,946      3,274,000

          Prepaid expenses                              50,639        169,431

             Total current assets                   99,121,697     81,104,526

          PROPERTY AND EQUIPMENT:

          Land                                         873,865      3,944,701

          Buildings                                 28,922,203     20,131,728

          Molds                                      4,891,734      3,608,228

          Machinery and equipment                   10,969,531      9,192,269

          Vehicles                                     785,440      1,039,175

          Furniture and fixtures                     3,059,632      2,081,200

          Leasehold improvements                        30,183        302,394

          Construction in process                    4,142,563      3,053,296

             Total                                  53,675,151     43,352,991

          Less accumulated depreciation            (10,582,953)    (8,058,401)

             Property and equipment - net           43,092,198     35,294,590

          INTANGIBLE ASSETS:

          Cost in excess of purchase price
          (less accumulated amortization:
          1997 - $5,231,166; 1996 - $3,212,520)      28,557,783    15,644,651

          Patents and other
          intangibles (less accumulated
          amortization:  1997 - $1,808,922;
          1996 - $711,431)                           8,280,488      5,012,157

              Total intangible assets               36,838,271     20,656,808

          DEFERRED INCOME TAXES                      2,139,902

          OTHER ASSETS                               5,256,599      5,409,164

          TOTAL                                   $186,448,667   $142,465,088


          LIABILITIES AND STOCKHOLDERS' EQUITY             1997           1996
          CURRENT LIABILITIES:

          Accounts payable                          $2,874,529     $2,273,674

          Accrued liabilities:

             Employee compensation                   3,003,609      1,985,135

             Royalties                                 432,617        326,492

             Other                                     449,394        845,183

             Total current liabilities               6,760,149      5,430,484

          DEFERRED INCOME TAXES                                     1,110,764

             Total liabilities                       6,760,149      6,541,248

          COMMITMENTS AND CONTINGENT
          LIABILITIES (Note 6)
          STOCKHOLDERS' EQUITY:

          Common stock - $.10 par value;
          75,000,000 shares authorized;
          issued and outstanding:
          1997 - 28,995,000 shares,
          1996 - 27,702,323 shares,                  2,899,500      2,770,232

          Additional paid-in capital                55,039,439     38,935,892

          Unrealized losses on investments
          available for sale                          (223,783)      (156,564)

          Retained earnings                        121,973,362     94,374,280

             Total stockholders' equity            179,688,518    135,923,840

          TOTAL                                   $186,448,667   $142,465,088


         See notes to consolidated financial statements.


         CONSOLIDATED STATEMENTS OF OPERATIONS
         FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996, AND 1995

                                             1997           1996          1995


          NET SALES                  $125,307,178   $103,525,263   $84,152,967

          COST OF PRODUCTS SOLD        44,433,982     35,734,178    28,070,350

          GROSS MARGIN                 80,873,196     67,791,085    56,082,617

          OPERATING EXPENSES:

          Selling, general and
          administrative               33,763,756     28,286,793    24,429,181

          Research and development      2,735,298      2,903,805     2,177,117

          Royalties                     1,711,442      1,539,200     1,385,841

             Total operating
             expenses                  38,210,496     32,729,798    27,992,139

          OPERATING INCOME             42,662,700     35,061,287    28,090,478

          OTHER INCOME:

          Interest income               2,129,276      1,917,925     1,923,257

          Royalty income                2,465,840      2,400,000     2,147,620

          Other                           952,471        990,948        30,160

             Total other income         5,547,587      5,308,873     4,101,037

          INCOME BEFORE
          INCOME TAX EXPENSE           48,210,287     40,370,160    32,191,515

          INCOME TAX EXPENSE           17,784,000     14,767,121    11,248,899

          NET INCOME                  $30,426,287    $25,603,039   $20,942,616

          NET INCOME PER SHARE:

          Common and common
          equivalent share                 $1.041         $0.895        $0.752

          Common share assuming
          full dilution                    $1.036         $0.884        $0.739

          WEIGHTED AVERAGE NUMBER
          OF SHARES OUTSTANDING:

          Common and common
          equivalent share             29,222,488     28,614,136    27,844,111

          Common share assuming
          full dilution                29,375,620     28,968,855    28,339,946


          See notes to consolidated financial statements.


          BALLARD MEDICAL PRODUCTS AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
          FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996, AND 1995

                                                        Unrealized
                                           Additional    Losses on
                      Common                  Paid-in      Invest-     Retained
                      Shares      Amount      Capital        ments     Earnings


      BALANCE
      OCTOBER
      1, 1994    26,694,589  $2,669,459   $28,287,388              $59,959,522

      Net                                                           20,942,616
      income

      Cash
      dividends                                                     (1,983,343)
      paid

      Common
      stock
      issued
      from
      exercise
      of stock
      options       205,425      20,543       432,869

      Acquisi-
      tion and
      retire-
      ment of
      treasury
      stock        (100,000)    (10,000)                            (1,464,985)

      Tax bene-
      fit
      attribu-
      able to
      apprecia-
      tion in
      value of
      stock
      issued
      in con-
      junction
      with the
      exercise
      and
      disqual-
      ifying
      disposi-
      tion of
      incentive
      stock
      options                                 489,517

      Unre-
      alized
      losses on
      invest-
      ments -
      net of
      tax                                               $(142,728)

      BALANCE
      SEPTEMBER
      30,1995    26,800,014   2,680,002   29,209,774     (142,728)  77,453,810

      Net
      income                                                        25,603,039

      Cash
      divi-
      dends
      paid                                                          (2,556,148)

      Common
      stock
      issued
      from
      exercise
      of stock
      options      1,252,309    125,230    9,689,509

      Acqui-
      sition
      and
      retire-
      ment of
      treasury
      stock        (350,000)    (35,000)                            (6,126,421)

      Tax
      benefit
      attri-
      butable
      to appre-
      ciation
      in value
      of stock
      issued in
      conjunc-
      tion with
      the exer-
      cise and
      disquali-
      fying
      dispo-
      sitions
      of incen-
      tive
      stock
      options                                 36,609

      Unre-
      alized
      losses on
      invest-
      ments -
      net of
      tax                                                 (13,836)

      BALANCE
      SEPTEM-
      BER 30,
      1996       27,702,323   2,770,232    38,935,892    (156,564)  94,374,280

      Net
      income                                                        30,426,287

      Cash
      divi
      dends
      paid                                                          (2,827,205)

      Common
      stock
      issued
      from
      exer-
      cise
      of stock
      options     1,292,677    129,268     11,129,231

      Tax
      benefit
      attri-
      butable
      to appre-
      ciation
      in value
      of stock
      issued in
      conjunc-
      tion with
      the exer-
      cise and
      dis-
      quali-
      fying
      dispo-
      sitions
      of incen-
      tive
      stock
      options                               4,974,316

      Unre-
      alized
      losses on
      invest-
      ments                                               (67,219)

      BALANCE
      SEPTEM-
      BER 30,
      1997        28,995,000 $2,899,500   $55,039,439   $(223,783) $121,973,362


     See notes to consolidated financial statements.

     BALLARD MEDICAL PRODUCTS AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF CASH FLOWS
     FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996, AND 1995

                                      1997              1996               1995


      CASH FLOWS FROM
      OPERATING
      ACTIVITIES:

      Net income              $30,426,287       $25,603,039        $20,942,616

      Adjustments to
      reconcile net
      income to net
      cash provided by
      operating
      activities:

      Depreciation and
      amortization              6,858,106         3,932,373          3,116,862

      (Gain) loss on
      disposal of
      property                 (6,253,835)         (446,320)             7,044

      Impairment of
      investment                4,900,000

      Tax benefit from
      disqualifying
      dispositions of
      incentive stock
      options                   4,974,316            36,609            489,517

      Provision for
      losses on
      accounts
      receivable -
      trade and sales
      returns and
      rebates                   2,181,000           355,000            225,000

      Deferred income
      taxes                      (373,168)          442,122            373,655

      Changes in
      operating assets
      and liabilities-
      net of effects
      from purchase of
      subsidiaries:

      Accounts
      receivable -
      trade                    (7,072,476)       (6,150,608)           (29,707)

      Royalties and
      other receivables           704,216          (167,553)            52,484

      Inventories              (6,029,686)       (1,323,492)        (1,398,153)

      Income tax refund
      receivable                1,443,054        <1,170,430>           897,815

      Prepaid expenses            254,470           105,898           (196,526)

      Accounts payable           (707,213)          807,483            156,861

      Accrued
      liabilities                (866,251)           19,180          1,126,009

         Total
         adjustments               12,533        (3,559,738)         4,820,861

         Net cash
         provided by
         operating
         activities            30,438,820        22,043,301          25,763,477

      CASH FLOWS FROM
      INVESTING
      ACTIVITIES:
      Capital
      expenditures for
      property and
      equipment               (14,439,471)      (15,292,194)        (2,769,625)

      Proceeds from
      sales of property
      and equipment             6,514,131           564,418             45,250

      Purchases of
      investments
      available for
      sale                    (46,959,814)      (30,569,641)       (38,534,828)

      Proceeds from
      maturities of
      investments
      available for
      sale                     46,902,342        22,231,406         36,288,627

      Investment in
      and advances to
      affiliates               (1,281,661)       (4,462,625)          (800,000)

      Purchases of
      intangible assets          (714,952)       (2,854,344)        (1,330,188)

      Purchases of
      other assets               (108,338)          (12,532)          (109,579)

      Payments for
      purchase of
      subsidiaries,
      net of cash
      acquired                (12,323,417)       (5,618,432)        (3,283,650)

      Investment in
      notes receivable            (34,134)

         Net cash used
         in investing
         activities           (22,445,314)      (36,013,944)       (10,493,993)

      CASH FLOWS FROM
      FINANCING
      ACTIVITIES:

      Cash dividends
      paid                     (2,827,205)       (2,556,148)        (1,983,343)

      Proceeds from
      issuance of
      common stock and
      exercise of
      options                  11,258,499         9,814,739            453,412

      Purchase of
      treasury stock                             (6,161,421)        (1,474,985)

      Repayment of
      long-term debt
      assumed in
      acquisitions             (9,444,995)         (517,754)           (18,446)

         Net cash
         provided by
         (used in)
         financing
         activities            (1,013,701)          579,416         (3,023,362)

      NET INCREASE
      (DECREASE) IN
      CASH AND CASH
      EQUIVALENTS               6,979,805       (13,391,227)        12,246,122

      CASH AND CASH
      EQUIVALENTS,
      BEGINNING OF YEAR        14,164,103        27,555,330         15,309,208

      CASH AND CASH
      EQUIVALENTS, END
      OF YEAR                 $21,143,908       $14,164,103        $27,555,330

      SUPPLEMENTAL
      DISCLOSURE OF
      CASH FLOW
      INFORMATION -
      Cash paid during
      the year for
      income taxes             $11,993,115      $15,458,820         $9,487,912


     See notes to consolidated financial statements.


          SUPPLEMENTAL  DISCLOSURES OF NONCASH INVESTING AND FINANCING
          ACTIVITIES:

               During 1997, the Company sold a parcel of land for $3,265,700 in cash and a promissory note of $3,973,920.

               On December 10, 1996, the Company acquired all of the outstanding capital stock of Cardiotronics Systems, Inc. (Cardiotronics) in a purchase transaction for $12,722,404 in cash. In conjunction with the merger, liabilities were assumed as follows:

                    Fair value of assets acquired
                    (including goodwill of $13,136,000)    $25,070,528

                    Cash paid                               12,722,404

                    Liabilities assumed                    $12,348,124

               On September 27, 1996, the Company entered into a business combination with Plastic Engineered Products Corporation in exchange for 238,727 shares of the Company's common stock. This transaction has been accounted for by the Company as a "pooling" and as such, the Company's accompanying consolidated financial statements as of September 30, 1996 and for the two years in the period ended September 30, 1996 were restated as if this transaction had occurred on October 1, 1994.

               In addition, during the year ended September 30, 1996, the Company entered into three acquisition transactions accounted for as purchases as follows (see Note 8):

               *    On   April  19,   1996,   the   Company   acquired
          substantially all of the assets of Endovations, Inc. for approximately $1,220,000 cash. In conjunction with this purchase, the Company recorded goodwill of approximately $400,000 and the fair value of assets acquired approximated $820,000.

               * On July 19, 1996, the Company purchased all of the outstanding capital stock of Mist Assist, Inc. for approximately $673,000 cash. In conjunction with the acquisition, liabilities were assumed as follows:

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

               * On May 2, 1995, the Company acquired substantially all of the net assets of Cox Medical Enterprises, Inc. for approximately $3,313,000 cash (see Note 8). In conjunction with the acquisition, liabilities were assumed as follows:

               Fair value of assets acquired
               (including good will)                        $4,000,000

               Cash paid                                     3,313,310

               Liabilities assumed                             686,690

          See notes to consolidated financial statements.


          BALLARD MEDICAL PRODUCTS AND SUBSIDIARIES

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995

          1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

               ORGANIZATION  - Ballard Medical  Products (Ballard) and
          its   subsidiaries   develop,   manufacture,    and   market
          specialized medical products.

               BASIS OF PRESENTATION - The consolidated financial statements include the accounts of Ballard and its wholly-owned subsidiaries, Medical Innovations Corporation (MIC), Ballard Real Estate Holdings (BREH), Ballard Purchase Corporation (BPC), Ballard International, Inc. (BI), Plastic Engineered Products Company (PEPCO), Ballard Medical Products (Canada) Inc. dba Preferred Medical Products (PMP), Mist Assist, Inc. (Mist Assist), and Cardiotronics Systems, Inc. (Cardiotronics) (collectively, the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

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

               INVESTMENTS AVAILABLE FOR SALE - Investments available for sale consist of tax-free municipal bonds. Investments are recorded at fair market value. Effective October 1, 1994, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires the classification of investment securities as either held to maturity securities, trading securities, or available for sale securities. Upon adoption of SFAS 115, the Company reclassified all of its investments as available for sale.

               INVENTORIES - Inventories are stated at the lower of cost (on a first-in, first-out basis) or market.

               PROPERTY  AND EQUIPMENT  - Property  and  equipment are
          stated at cost.   Depreciation is computed  on the straight-
          line method over the estimated useful lives as follows:

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

               INCOME TAXES - The Company utilizes an asset and liability approach for financial accounting and reporting for income taxes. Deferred income taxes are provided for temporary differences in the bases of assets and liabilities as reported for financial statement and income tax purposes.

               INCOME PER SHARE - Income per share is computed on the basis of the weighted average number of shares outstanding plus the common stock equivalents which would arise from the exercise of stock options.

               STOCK-BASED COMPENSATION - Effective October 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements. The Company has elected to continue to apply APB 25 (as permitted by SFAS No. 123). The appropriate required disclosure of the effects of SFAS No. 123 are included in
          Note 5.

               STATEMENTS OF CASH FLOWS - For purposes of the consolidated statements of cash flows, the Company considers cash and interest bearing securities with original maturities of less than three months to be cash equivalents.

               LONG-LIVED ASSETS - Impairment of long-lived assets is determined in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and of Long-Lived Assets to be Disposed Of," which was adopted on October 1, 1996.

               OTHER - Certain reclassifications have been made to the
          prior    year   financial    statements   to    conform   to
          classifications adopted in the current year.

          2.  INVESTMENTS

               Investments available for sale at September 30, 1997 and 1996 consist of municipal bonds.

               The amortized cost and fair value of investments available for sale at September 30, 1997 and 1996 are as follows:

                                             1997                1996

           Amortized cost            $26,972,594         $26,915,121
           Gross unrealized
           gains                             None                None

           Gross unrealized
           losses                       (344,282)           (252,523)

           Fair value                $26,628,312         $26,662,598

               As of September 30, 1997 and 1996, all municipal bonds had a contractual maturity of one year or less. During the years ended September 30, 1997 and 1996, there were no gross realized gains or gross realized losses from sales of investments classified as available for sale.

          3.  LINE OF CREDIT

               At September 30, 1997, the Company had an unsecured line of credit with a bank totaling $5,000,000 which expires February 15, 1998. The line, if drawn upon, bears interest at the bank's base rate (8.5% at September 30, 1997). No compensating cash balances are required. As of September 30, 1997 and during the year then ended, there were no borrowings under the line of credit.

          4.  INCOME TAXES

               The Company has recorded deferred tax assets and liabilities at September 30, 1997 and 1996 which consisted of thefollowing temporary differences andcarryforward items:

                                       1997                     1996

                               Current      Long-Term     Current    Long-Term


          Deferred income
          tax assets:

          Allowance for
          uncollectible
          accounts
          receivable          $320,513                    $69,111

          Allowance for
          sales returns,
          rebates, and
          allowances           664,785                    305,729

          Allowance
          for obsolete
          inventory            451,658                    185,277

          Accrued
          expenses             280,925                    168,549

          Unrealized
          losses on
          investments          120,498                     95,959

          Net operating
          loss carry-
          forwards of
          acquired
          subsidiaries         394,663    $3,416,727      121,442     $99,562

          Research and
          development
          credits                                         111,226

          Total             $2,233,042    $3,416,727   $1,057,303     $99,562

          Deferred income
          tax liabilities-
          differences
          between tax
          basis and
          financial
          reporting basis
          of property
          and equipment                   (1,276,825)              (1,210,326)

          Net               $2,233,042    $2,139,902   $1,057,303 $(1,110,764)


              The components of income  tax expense (benefit) for the
          years  ended   September  30,  1997,  1996,   and  1995  are
          summarized as follows:

                                       1997              1996             1995


          Current:

          Federal              $16,243,278        $12,421,679       $9,425,942

          State                  1,913,890          1,903,320        1,449,302

                                18,157,168         14,324,999       10,875,244

          Deferred:

          Federal                 (324,388)           402,473          323,859

          State                    (48,780)            39,649           49,796

                                  (373,168)           442,122          373,655

          Total                $17,784,000        $14,767,121      $11,248,899


               Income tax expense differed from amounts computed by applying the statutory Federal tax rate to pretax income as follows:

                                  1997           1996           1995


          Computed
          Federal income
          tax expense at
          statutory rate  $16,873,600    $14,129,556    $11,082,432

          State income
          tax expense,
          net of Federal
          benefit           1,590,940      1,317,054        990,493

          Environmental
          tax                                 16,614         30,000

          Tax exempt
          income             (410,736)      (553,876)      (624,750)

          Foreign sales
          corporation        (429,833)      (236,250)      (121,756)

          Amortization
          of goodwill         642,986        335,763        316,969

          Other              (482,957)      (241,740)      (424,489)

          Total           $17,784,000    $14,767,121    $11,248,899


               As a result of the Company's acquisitions (see Note 8), the Company has net operating loss carryforwards for Federal income tax purposes of approximately $9,964,000, which can only be used to offset future taxable income of acquired subsidiaries. The utilization of the tax loss carryforwards is subject to certain limitations and the carryforwards expire at various dates through the year 2011.

          5.  COMMON STOCK AND STOCK OPTIONS

               During the years ended September 30, 1996 and 1995, the Company repurchased 350,000 and 100,000 shares of its outstanding common stock for $6,161,421 and $1,474,985, respectively. In accordance with Utah State law, this treasury stock was accounted for as retired common stock. The Company did not repurchase any shares of its common stock during the year ended September 30, 1997.

               The Company has adopted several incentive stock option plans for key employees and reserved shares of common stock totaling approximately 2,380,780, 2,926,400 and 3,483,028 at
          September 30, 1997, 1996, and 1995, respectively, for issuance under the plans. Options are granted at a price not less than the fair market value on the date of grant, become exercisable between one to two years following the date of grant, and expire in seven years.

               Changes in stock options are as follows for the years ended September 30:


                                                     Weighted Average
           1997                            Shares      Exercise Price
           Outstanding at
           beginning of year           2,517,553               $10.06

           Granted                       856,475                19.71

           Exercised                  (1,292,677)                8.71

           Forfeited                     (61,700)               15.46

           Outstanding at end
           of year                     2,019,651               $14.85

           Options
           exercisable at
           year end                    1,056,976

           Weighted average
           fair value of
           options granted
           during year                     $9.24


                                                     Weighted Average
           1996                            Shares      Exercise Price

           Outstanding at
           beginning of year           3,331,162                $8.26

           Granted                       516,900                16.63
           Exercised                  (1,252,309)                7.84

           Forfeited                     (78,200)               12.32

           Outstanding at
           end of year                  2,517,553              $12.32

           Options
           exercisable at
           year end                     1,799,351

           Weighted average
           fair value of
           options granted
           during year                      $7.79


                                                          Price Range
           1995                            Shares           Per Share

           Outstanding at
           beginning of year            2,898,253        $1.46-$13.50

           Granted                        740,000          9.38-14.25

           Exercised                    (205,425)          1.46-11.00

           Forfeited                    (101,666)          8.63-13.50

           Outstanding at end
           of year                      3,331,162          1.46-14.25

           Options
           exercisable at
           year end                     2,410,490


               The following table summarizes information about stock options outstanding at September 30, 1997:

                       Options Outstanding                Options Exercisable

                                     Weighted
                                      Average
                                    Remaining  Weighted               Weighted
           Range of       Number  Contractual   Average      Number    Average
           Exercise         Out-         Life  Exercise       Exer-   Exercise
             Prices     standing   (in years)     Price     cisable      Price


             $2.96-
             $4.36       92,002          2.1     $3.95      92,002      $3.95

             8.63-
             12.88      709,174          7.1      9.51     709,174       9.51

             13.50-
             19.88    1,212,275          9.5     18.76     255,800      16.57

             23.00-
             23.63        6,200         10.0    $23.43

             $2.96-
            $23.63    2,019,651          8.3    $14.85   1,056,976     $10.73

               The Company accounts for stock options granted using Accounting Principles Board (APB) Opinion 25. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with SFAS No. 123, the Company's net income and net income per common and common equivalent share would have changed to the pro forma amounts indicated below:

                                             1997                1996

           Net income:

                As reported           $30,426,287         $25,603,039

                Pro forma              25,393,835          24,208,058

           Net income
           per common and
           common equivalent
           share:
                As reported                $1.041              $0.895

                Pro forma                   0.869               0.846

           Net income
           per common and
           common equivalent
           share assuming
           full dilution:
                As reported                $1.036              $0.884

                Pro forma                   0.864               0.836

          The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997 and 1996, dividend yield of 0.5%; expected volatility of 33%; risk-free interest rate of 5.68%; and expected lives of approximately 8 years.

          6.  COMMITMENTS AND CONTINGENT LIABILITIES

               The Company leases office and production facilities and office equipment under long-term operating lease agreements. Rent expense on the above operating leases was approximately $810,123, $671,010, and $456,990 for the years ended
          September 30, 1997, 1996, and 1995, respectively. The following represents the Company's future commitments under such leases:

                    Year ending
                    September 30

                     1998                          $523,891

                     1999                           288,464

                     2000                           165,610

                     2001                            86,560

                     2002                           101,520

                     Thereafter                     397,620

                     Total                       $1,563,665

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

               R2, a wholly-owned subsidiary of Cardiotronics, is a co-defendant in an ongoing product liability case. Plaintiff in this case alleges, among other things, that defibrillation pads manufactured by R2 were defective and seeks damages of $20 million. The Company believes that it has valid defenses; however, in view of the inherent uncertainties surrounding the litigation, no assurance can be given that R2 will prevail in this case. Attorneys for R2 are attempting to negotiate an out-of-court settlement for an amount that will be covered by R2's product liability insurance policy. Management believes that a settlement will be reached that does not exceed the amount of the policy.

          7.  PROFIT SHARING PLAN

               The Company sponsors an Employee Retirement and Savings Plan (the Plan) under Section 401(k) of the Internal Revenue Code. The Plan is designed to allow participating employees to accumulate savings for retirement or other purposes. Under the Plan, all employees, who have completed at least one year of service and have reached age 21, are eligible to participate. The Plan allows employees to make contributions to the plan from salary reductions each year, up to a maximum of 15% of a participant's annual compensation. Under the Plan, the Company matches up to 4% of a participant's contribution. The Company may, if it desires, make additional contributions to the 401(k) Plan on behalf of its employees. For the years ended September 30, 1997, 1996, and 1995, the Company expensed approximately $757,000, $621,000, and $545,000, respectively, as matching contributions to the Plan. Employees are always fully vested in their own contributions and become fully vested in any contributions made by the Company after six years of service. Employees are allowed to direct the investment of their Plan contributions within a group of designated investment funds.

          8.  BUSINESS COMBINATIONS

               Effective December 10, 1996, the Company acquired all of the issued and outstanding capital stock of Cardiotronics for $12,723,000 in cash and the assumption of liabilities totaling $12,348,000. The acquisition is being accounted for using the purchase method of accounting; as such, results of operations have been included in the accompanying consolidated financial statements from the date of acquisition. In conjunction with the acquisition, the Company recorded goodwill of approxi-mately $13,136,000, which is being amortized over 15 years.

          The pro forma results of operations of the Company for the years ended September 30, 1997 and 1996 (assuming the acquisitions of Cardiotronics had occurred as of October 1,
          1995) are as follows:

                                              1997                1996

          Net sales                   $126,535,215        $113,035,252

          Net income                    29,866,731          20,936,803

          Net income per share
          assuming full dilution             1.017               0.723

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

               On April  19, 1996, the  Company acquired substantially
          all of the assets of Endovations, Inc. (Endovations) for approximately $1,220,000 in cash. The acquisition has been accounted for using the purchase method of accounting; as such, Endovations' results of operations have been included in the accompanying consolidated financial statements from the date of acquisition. In conjunction with this acquisition, the Company recorded goodwill of approximately $400,000, which is being amortized on a straight-line basis over 10 years.

               Effective July  19, 1996,  the Company acquired  all of
          the issued and outstanding common stock of Mist Assist for approximately $673,600 in cash and the assumption of liabilities totally approximately $126,400. The acquisition has been accounted for using the purchase method of accounting; as such, results of operations have been included in the accompanying consolidated financial statements from the date of acquisition. In conjunction with the acquisition, the Company recorded goodwill of approximately $680,000, which is being amortized on a straight-line basis over 15 years.

               On August 28, 1996, the Company acquired all of the issued and outstanding common stock of PMP for cash of approximately $3,600,000. The acquisition has been accounted for using the purchase method of accounting; as such, results of operations have been included in the accompanying consolidated financial statements from the date of acquisition. In conjunction with the acquisition, the Company recorded goodwill of approximately $2,900,000 which is being amortized on a straight-line basis over 15 years.

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

               On November 14, 1995, the Company acquired 200,000 shares of the preferred stock of Neuro Navigational Corporation (Neuro) representing a 19.5% equity interest in Neuro for $2,000,000. In addition, on November 14, 1995, the Company paid Neuro $500,000 for an option to purchase substantially all of its assets. The Company exercised the option on February 28, 1997 and acquired all of the remaining assets of Neuro for $4,245,422. The price paid for the option and amounts advanced to Neuro were applied to the purchase price.

          9.  SALES

               During the years ended September 30, 1997, 1996, and 1995, the Company had foreign export sales of approximately $12,000,000, 7,900,000, and $6,200,000, respectively.

          10.    EFFECT   OF  RECENTLY  ISSUED   FINANCIAL  ACCOUNTING
                 STANDARDS

               In February, 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings Per Share. This standard establishes standards for computing and presenting earnings per share (EPS). SFAS No. 128 simplifies the approach for computing earnings per share previously found in Accounting Principles Board Opinion No. 15. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures.

               Under the new structure, basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

               SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997. The computation of basic EPS under SFAS No. 128 would have resulted in net income per common share of $1.073, $0.933 and $0.788 for the fiscal years ended September 30, 1997, 1996, and 1995, respectively. Diluted EPS computed under SFAS No. 128 would have resulted in net income per common share of $1.038, $0.886, and $0.747 for the fiscal years ended September 30, 1997, 1996, and 1995, respectively.

          11.  OTHER INCOME

               During 1997, the Company recorded an impairment loss totaling approximately $4,900,000 as a result of the
          Company's assessment that the carrying amount of the remaining Neuro assets, consisting primarily of inventory, fixed assets, and intangible assets, exceeded their fair values as estimated based on analysis of cash flows. The Company also recorded a gain on the sale of a parcel of land totaling approximately $6,300,000. The impairment loss and the gain on the sale of land are included in other income in the accompanying consolidated statements of operations.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

               This analysis of the Company's operations encompassing the fiscal years ended September 30, 1997, 1996, and 1995, should be considered in conjunction with the consolidated balance sheets, statements of operations, and statements of cash flows. All of the figures discussed herein have been adjusted to reflect the Company s stock and asset purchases (see Notes to Consolidated Financial Statements ).

               Fiscal year 1997 was a another record setting year for the Company in terms of sales and income. Net sales were
          $125.3 million, representing an increase of 21.1% over fiscal 1996. Net income and net income per share were $30.4 million and $1.04, respectively, increasing 18.9% and 18.2%, respectively, over fiscal year 1996. The continued steady growth in sales and income is the result of strategic acquisitions, internal development of new products, acquisition of national contracts, rapid expansion in the international marketplace, and the overall efforts of an outstanding sales force. Income growth continues as a result of stable, high margins and manufacturing expertise.

               With a continued emphasis on growth through acquisitions, the Company acquired Cardiotronics in December, 1996. Cardiotronics, located in Carlsbad, California, is a manufacturer of medical devices for the acute management of heart rate disorders. Its principal product, a disposable defibrillator pad, provided approximately $7.6 million in net sales during fiscal 1997. The Company expects 1998 sales from this acquisition to exceed $10.0 million.

               During fiscal year 1997 the Company focused its sales efforts and internally reported based upon two separate business units: (1) TRACH CARE/EASI-LAV ("TRACH CARE") which includes the TRACH CARE and EASI-LAV families of products as well as the new additions from the 1996 acquisitions of Mist Assist, PMP and PEPCO and the 1997 acquisition of Cardiotronics; and (2) MIC/FOAM CARE ("MIC") which includes the MIC, FOAM CARE and Cox families of products as well as the product line additions acquired from Endovations in 1996.

          RESULTS OF OPERATIONS

               SALES - For the year ended September 30, 1997, consolidated net sales increased $21,781,915, or 21.1%, over fiscal year 1996. For the year ended September 30, 1996, consolidated net sales increased $19,372,296, or 23.0%, over fiscal year 1995. The steady, solid growth in 1997 and 1996 is due principally to the Company s ability to increase volume, both internally and through acquisitions. Although prices on isolated TRACH CARE and MIC products and accessories increased slightly, pricing for other products during 1997 were reduced in order to meet competition and price reductions required by hospitals and large buying groups. The Company believes that the signing of exclusive long-term contracts with major hospital buying groups should stabilize prices for certain products over the next three to five years.

               The Company's MIC enteral feeding catheters and related products continue to contribute significantly to the overall growth in net sales, as is the rapid expansion of the Company's international operations. Net sales within the MIC product line increased 33.2% in fiscal 1997 over fiscal 1996 International net sales (all products) increased 52.5% during the same period.

               The  following   table   summarizes  sales   by   sales
          force/business unit (see description above) as a percentage of total net sales:

          Year ended September 30,           1997      1996      1995

          Trach Care                         74.3%     64.8%     68.5%

          MIC                                25.7%     35.2%     31.5%

               The   table  below   summarizes   U.S.   sales   versus
          international sales as a percentage of total net sales:

          Year ended September 30,           1997      1996      1995

          Domestic                           91.4%     92.4%     92.6%

          International                       9.6%      7.6%      7.4%

          All  sales of the Company  and related receipts  are in U.S.
          dollars.

               COST OF PRODUCTS  SOLD - For  the year ended  September
          30, 1997, consolidated cost of products sold totaled $44,433,982, compared with $35,734,178 for fiscal year 1996 and $28,070,350 for fiscal year 1995, increases of 24.4% and 27.3%, respectively. As a percent of net sales, cost of products sold was 35.5% and 34.5% for fiscal year 1997 and 1996, respectively. The 1% increase in product costs during fiscal year 1997 can be attributed to the acquisition of lower margin product lines, the closure and transfer of
          Pepco s, PMP s, and MIC s manufacturing operations to Draper, Utah and Pocatello, Idaho, and continued increases in material and labor costs. Margins also continue to be impacted by the health care industry's focus on cost restraints and competitive pricing pressures, resulting in increased product rebates and price reductions.

               During the year the Company continued to refine and automate its manufacturing processes as well as expand its injection molding capacity. The Company closed its PEPCO, PMP, and MIC facilities and integrated them into the Company s two manufacturing sites in Utah and Idaho. Gross margins will continue to be impacted by these closures into the first quarter of 1998 but the Company expects these combinations to create manufacturing benefits in the future. Pricing pressures, new product acquisitions, and continued increases in labor and materials will continue to impact margins in 1998. Margins will also be impacted by the Company's planned move of its Cardiotronics operations from Carlsbad, California to Pocatello, Idaho during the first quarter of fiscal year 1998.

               OPERATING EXPENSES - Operating expenses consist of selling, general, and administrative expenses, research and development expenses, and royalties. Total consolidated operating expenses for the year ended September 30, 1997 were $38,210,496, compared with $32,729,798 for fiscal year 1996 and $27,992,139 for fiscal year 1995. The following table is a summary of operating expenses by category as a percentage of net sales:

          Year ended September 30,           1997      1996      1995

          Selling, general, and
          administrative                     27.0%     27.3%     29.0%

          Research and development            2.2%      2.8%      2.6%

          Royalties                           1.4%      1.5%      1.6%

               Selling, general, and administrative expenses increased $5,476,963 during fiscal year 1997 and $3,857,612 during fiscal year 1996. These increases are attributed principally to increased sales volumes, as well as to increases in period costs due to intangible write-offs from acquisitions. Consolidated expenses related to research and development and royalties, as a percentage of consolidated net sales for fiscal years 1997, 1996, and 1995, remained fairly consistent.

               OTHER INCOME - Other income generally consists of interest income from short-term investments, royalty income from the licensing of the TRACH CARE closed suction system, and the netting of insignificant gains and losses from the sale or retirement of property and equipment. Also included in other income during fiscal 1997 was the sale of 61 acres of real estate located south of the Company s Draper plant for a net gain of $6,304,670 (see Liquidity and Capital Resources ) and the impairment loss of $4,900,000 related to the Company s investment in the assets and technology of Neuro (see Liquidity and Capital Resources ).

               Interest and royalty income remained relatively consistent between the periods, bringing a combined $4,595,116, $4,317,925, and $4,070,877 for fiscal years
          1997, 1996, and 1995, respectively.

               NET INCOME - Consolidated net income from operations for the year ended September 30, 1997 totaled $30,426,287, an increase of 18.9% over fiscal year 1996. The following table reflects net income as a percentage of net sales for each of the reporting periods:

          Year ended September 30,      1997      1996      1995

          Net Income                    24.3%     24.7%     24.9%

               The overall increase in net income over the prior period and the outstanding after-tax margin reflects the increased sales volume, continued strong margins, and management's efforts to control the costs of manufacturing and other operating costs.

               INFLATION - Inflation can be expected to have an effect on most of the Company's operating costs and expenses. The extent to which inflationary cost increases can be offset by price increases depends on competition and other factors. The effect of inflation has been insignificant during the periods reported herein.

          LIQUIDITY AND CAPITAL RESOURCES

               The Consolidated Balance Sheets present the Company's financial position at the end of each of the last two fiscal years. Each statement lists the Company's assets and liabilities, and the equity of its stockholders. Major changes in the Company's financial position are summarized in the Consolidated Statement of Cash Flows. This statement summarizes the changes in the Company's cash and cash equivalents balance for each of the last three years and helps to show the relationship between operations (presented in the Consolidated Statement of Operations) and liquidity and financial resources (presented in the Consolidated Balance Sheets).

               For the year ended September 30, 1997 the Company's operating activities provided $30,438,820 in cash and cash equivalents, comparable to the $22,043,301 provided during fiscal year 1996. At September 30, 1997, working capital totaled $92,361,548 compared with $75,674,042 at September 30, 1996. The Company's current ratio was 14.7 to 1 at September 30, 1997 compared with 14.9 at September 30, 1996. Available cash, which includes cash and cash equivalents and investments available for sale, at September 30, 1997 totaled $47,772,220 compared with $40,826,701 at September 30, 1996. In addition to its strong liquid position, the Company does not have any long-term debt nor does management intend to utilize debt to fund future expansion. The Company maintains a $5,000,000 unsecured line of credit with its bank but has not drawn on this line during either of the years ended September 30, 1997 or 1996.

               Continued growth in cash and investments provides the Company financial stability and flexibility to fund current operations, an aggressive acquisitions program, future internal growth and expansion, and the ability to continue its dividend payment policy.

               During the year ended September 30, 1997, the Company completed expansion of its manufacturing facility in Pocatello, Idaho. See discussion of Pocatello facility under "Capital Expenditures". Total development and construction costs of the first phase of the facility totaled approximately $7,243,000. Completion of the second phase cost approximately $5,500,000. The Company expended an additional $8,900,000 during fiscal year 1997 to expand and upgrade existing facilities and operations in order to meet the growing needs of present and new business.

               Cash outlay for the acquisition of Cardiotronics, net of cash acquired, was approximately $12,722,000.

               During February 1997, the Company exercised its option to purchase the assets of Neuro at a total purchase price $4,245,422. In March, 1997, the Company sold certain of the assets it acquired from Neuro to an unrelated party for $961,459, which approximated the purchased price of those assets. In June, 1997 the Company determined that the remaining carrying value in its investment in Neuro was not entirely recoverable based upon expected future cash flows from the sale of the remaining assets and technology acquired from Neuro. Although the Company believes that remaining assets and technology of Neuro have value, an impairment loss of $4,900,000 has been recognized and included in "Other Income." The remaining assets and technology acquired from Neuro are being marketed for sale by the Company.

               A valuation allowance has not been provided on deferred tax asset balances due to the Company's projection of future taxable income in excess of such tax assets.

               In addition to capital and acquisition expenditures, other items which affected cash flows during fiscal year 1997 included the payment of dividends of $2,827,205, and purchases of intangible assets of $714,952.

          YEAR 2000 ISSUES

               The approaching Year 2000 could result in challenges related to computer software, accounting records, and relationships with suppliers and customers. Management of the Company is studying Year 2000 issues, seeking to avoid such problems.


                           FORWARD-LOOKING STATEMENTS

               From time to time the Company may report, through its press releases, its Annual Report, and SEC filings, certain matters that could be characterized as forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties may include, among other things, economic, competitive, governmental, technological, and other factors discussed in the Company's filings with the SEC on Forms 10-K, 10-Q, and 8-K. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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

          31.  Stenosed means constricted.

          32.  Stimulation electrodes are

          33.  A surfactant is an agent that lowers surface tension.

          34. Transgastric pertains to a bypass of the stomach. Transgastric tubes are placed through the skin and into the stomach, with the distal tip terminating in the jejunum, or elsewhere in the digestive system.

          35.  Varix means an enlarged and tortuous vein or artery.

          36. A ventilator is a life support device used to assist breathing.


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

          J. Dallas VanWagoner     Retired Physician

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

          NAME                     TITLE

          Dale H. Ballard          President, Chief Executive Officer,
                                   and Chairman of the Board.

          Harold R. ("Butch")      Executive Vice President and
          Wolcott                  General Manager

          E. Martin Chamberlain    Vice President of Regulatory
                                   Affairs and Corporate Secretary

          Bradford D. Bell         Vice President of Marketing and
                                   International

          Daniel Burman            Vice President of Sales

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

          CORPORATE HEADQUARTERS

               Ballard Medical Products
               12050 Lone Peak Parkway
               Draper, Utah 84020
               (801) 572-6800
               (801) 572-6869

          TRANSFER AGENT

               First Security Bank, N.A.
               79 South Main
               Salt Lake City, Utah 84111

          ANNUAL MEETINGS

               The Annual Meeting of Stockholders of Ballard Medical Products will be held Monday, January 26, 1998, at the Company's executive offices, 12050 Lone Peak Parkway, Draper, Utah, beginning at 11:00 a.m., Mountain Standard Time. Shareholders of record on November 19, 1997 are entitled to notice of and to vote at the meeting. A notice of meeting and proxy statement are enclosed with the Annual Report.

          FORM 10-K

               Any shareholder who sends a written request to the Company's Secretary, E. Martin Chamberlain, at Ballard Medical Products, 12050 Lone Peak Parkway, Draper, Utah 84020, may obtain without charge a copy of the Company's Form 10-K for fiscal year 1997, including the financial statements and the financial schedules.

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

          RESEARCH COVERAGE

               The following firms currently provide research coverage of Ballard Medical Products:

               AG Edwards - St. Louis, Missouri
               Bear Stearns - New York, New York
               Olde Discount - Detroit, Michigan
               Nutmeg Securities - Providence, Rhode Island
               Piper Jaffray - Minneapolis, Minnesota
               Select Equity Group, Inc. - New York, New York
               Southwest Securities - Dallas, Texas
               Tucker Anthony - Boston, Massachusetts

          AUDITORS

               Deloitte & Touche LLP
               50 South Main Street, Suite 1800
               Salt Lake City, Utah 84144